UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ORRSTOWN FINANCIAL SERVICES, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 31, 2023
Dear Shareholder:
On behalf of the Board of Directors, management and employees of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank, I cordially invite you to participate in our 2023 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will again be held virtually via live webcast on Tuesday, May 2, 2023, at 9:00 a.m., local time. Shareholders will not be able to attend the Annual Meeting in person. The proxy statement included with this letter details how you can participate in the Annual Meeting.
The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. We will also report on our results of operations. Our directors and officers, as well as representatives of Crowe LLP, our independent registered public accounting firm, will be present to respond to shareholder questions.
The Board of Directors of the Company has determined that the affirmative vote "FOR" all nominees for director and "FOR" all proposals to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" all nominees and proposals.
Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting. We offer several ways for shareholders to vote. Voting can be completed by returning the enclosed proxy card, online, or by using your mobile device. Voting by proxy will not prevent you from voting during the Annual Meeting, but will ensure that your vote is counted if you cannot participate.
We thank you for your continued support of the Company and Orrstown Bank, and look forward to your participation at the Annual Meeting.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

77 East King Street
Shippensburg, Pennsylvania 17257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2023

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank, will be held virtually on Tuesday, May 2, 2023, at 9:00 a.m. local time, to consider and take action on the following matters:

1.	To elect four Class A director nominees to serve on our Board of Directors for a three-year term expiring in 2026;

2.	To approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers (“Say-On-Pay”);

3.	To approve a non-binding advisory vote on the frequency of holding the Say-On-Pay vote ("Say-On-Frequency"); and

4.	To ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.
Your Board of Directors recommends a vote “FOR” the election of all nominees as directors listed in the enclosed proxy statement; “FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers; “FOR” approval of the non-binding advisory vote to hold our Say-On-Pay vote annually; and “FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
This Notice of Annual Meeting of Shareholders, the proxy statement and the enclosed proxy card are being mailed on or about March 31, 2023 to shareholders of record at the close of business on March 3, 2023. A copy of the Annual Report on Form 10-K for the year ended December 31, 2022 is also enclosed.

Sincerely,

Robert G. Coradi
Secretary
March 31, 2023

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held Virtually on May 2, 2023 at 9:00 a.m.
The Proxy Statement and Annual Report on Form 10-K are available on the Internet at
https://www.cstproxy.com/orrstown/2023

Board Diversity	21
Board Diversity Matrix	22
Information About Executive Officers	23
Compensation Discussion and Analysis	24
Executive Summary	24
Shareholder Engagement	26
How We Set Compensation	26
2022 Compensation of Our Named Executive Officers	27
Pay Versus Performance	44
2022 Pay Ratio Disclosure	47
Proposal 2 – Advisory Vote Regarding the Compensation Paid to Named Executive Officers	48
Proposal 3 – Say-On-Pay Frequency Proposal	49
Proposal 4 – Ratification of The Audit Committee's Selection of Crowe LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	50
Relationship with Independent Registered Public Accounting Firm	51
Involvement in Certain Legal Proceedings	51
Annual Report on Form 10-K	51

ABOUT ORRSTOWN
Orrstown Financial Services, Inc. (NASDAQ: ORRF) ("Orrstown" or the "Company"), a Pennsylvania corporation, is the financial holding company for its wholly-owned subsidiary Orrstown Bank (the "Bank"). The Company’s principal executive offices are located at 77 East King Street, Shippensburg, Pennsylvania, with additional executive and administrative offices at 4750 Lindle Road, Harrisburg, Pennsylvania. The Company was organized on November 17, 1987 for the purpose of acquiring the Bank and such other banks and bank-related activities as are permitted by law and desirable. The Company provides banking and financial advisory services located in south central Pennsylvania, principally in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties, Pennsylvania, and in Anne Arundel, Baltimore, Howard and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company’s lending area also includes adjacent counties in Pennsylvania and Maryland, as well as Loudon County, Virginia and Berkeley, Jefferson and Morgan Counties, West Virginia.

CORPORATE SOCIAL RESPONSIBILITY AND ESG
We understand the importance of corporate social responsibility and environmental, social and governance (“ESG”) matters to our stakeholders and are working diligently to have a positive social impact and contribute to environmental sustainability inside and outside of our communities.
The Board of Directors plays an important role in assessing our corporate social responsibility and ESG efforts and understanding the various risks and potential impact that these issues may have on our businesses. The Board of Directors monitors our corporate social responsibility and ESG practices directly and through its various standing committees. The Board and its committees receive periodic updates on the status of our corporate social responsibility and ESG initiatives, and review and manage the risks associated with these areas. For example, the Compensation Committee and the Nominating and Governance Committee each reviews our diversity and inclusion initiatives and the Enterprise Risk Management Committee assesses the environmental risks to our businesses, including the potential risks associated with climate change. In addition, throughout the COVID-19 pandemic, the Board of Directors and various committees were actively engaged managing the Company’s response to the pandemic and ensuring the safety of our employees, clients and communities, and remain focused on their safety as COVID-19 transitions to endemic status.
Highlights of our corporate social responsibility and ESG initiatives in 2022, as well as the impact these efforts have had, are discussed below.
Community Engagement and Impact. As a community bank, commitment to our clients, employees and the communities we serve is at the core of who we are, and focusing on social issues is part of our 103 year DNA. This commitment is made explicit in our mission statement: we create value for our shareholders by providing outstanding client experiences through community engagement and local decisions from people you know and trust. We continue to promote first time homebuyer programs, participate in Baltimore’s Healthy Neighborhoods program, and have taken a boots-on-the-ground approach to disaster relief wherever it is most needed. We offer the BankOn certified checking account to increase access to the unbanked and underbanked through a no fee account offering. Our employees contributed thousands of hours of volunteer service during 2022, and we encourage them to be active in their local communities.
In 1919, when the Bank was established, we committed to supporting the people of Orrstown and surrounding communities. In 2006, The Orrstown Bank Foundation (the "Foundation") was created to carry that legacy forward. The Foundation strives to make a positive impact on the quality of life throughout our market area by providing financial aid to a wide variety of charitable organizations that address humanitarian and civic needs. In 2022, the Foundation made aggregate charitable donations of $83,000 to numerous charitable organizations within our market area. In addition, the Foundation places an emphasis on developing future leaders through an active scholarship program that promotes higher education by offering scholarships to high school students within the communities that we serve who wish to further their education. The Foundation awarded approximately $17,000 in scholarship money to such students in 2022. The Bank also maintained involvement in the Commonwealth’s Educational Improvement Tax Credit program, donating $750,000 to qualifying entities in 2022 and began participating in the Commonwealth's Neighborhood Assistance program, donating $125,000 to qualifying entities in 2022.
Perhaps the most impactful example of our commitment to community engagement was our participation in the U.S. Small Business Administration's Paycheck Protection Program ("PPP"). Initially, the Bank viewed PPP primarily as an opportunity to support its existing clients during unprecedented times. However, it quickly became apparent that many businesses in the Bank's market area were not gaining access to PPP funding through other financial institutions. Because Orrstown had the ability to provide the much needed support and attention that these businesses desperately needed, we pivoted and expanded our efforts to serve small businesses across our footprint, regardless of client status. As a result of these efforts, we were able to introduce over 2,500 new clients to the Orrstown Bank relationship-based business model, which we believe is helping to accelerate the Bank's growth efforts. Ultimately, the Bank originated nearly 6,500 PPP loans totaling $699.4 million with an average loan size of $107,636, helping to save approximately 50,000 jobs for the life of the program. We are proud of the positive impact that our efforts have had on our clients, their employees and their local communities.

Diversity and Inclusion. For the first 96 years following the Bank's founding in 1919, the Bank served a relatively small and demographically homogeneous market. As the world has changed in the years since 1919, Orrstown Bank has changed with it. Beginning with the 2015 expansion into the Company’s Eastern market, centered in Lancaster County, Pennsylvania, the Company has expanded into markets with higher degrees of cultural and ethnic diversity, and adapted our products and services to the needs of these communities. The Bank’s previously discussed success in PPP lending serves as an example of direct outreach to a specific underserved community within the Company’s markets. Upon understanding that the Latino community of Lancaster was not getting sufficient access to PPP funds, Orrstown translated the PPP loan application to Spanish and engaged in educational efforts about the program through appearances on Spanish language radio. As a result of this outreach, we made 75 PPP loans for $530,000 to Latino-owned businesses, savings hundreds of jobs in the process.
The Company and its Board of Directors believes that it is critically important that our employee base reflect the communities that we serve. Each of the Company's regional advisory boards, comprised of a diverse group of local business leaders, serves an important role in promoting Orrstown Bank among their contacts in the community and also benefits the Bank by providing an important perspective on local conditions. Additionally, our regional advisory boards serve as a potential source of new directors as the Company continues to ensure that the make up of its Boards are reflective of the communities we serve. The Bank’s Diversity & Inclusion Council, which is comprised of 11 employees with diverse points of view from all levels within the organization, took concrete steps in 2022 to diversify the Bank’s job applicant pool. Orrstown Bank job openings are posted directly at Historically Black Colleges and Universities within the Company’s market area. The Diversity & Inclusion Council has adopted a strategic plan with the following objectives:
•Communicate the organization's top-down commitment to diversity and inclusion;
•Create a more diverse workforce reflective of the communities we serve;
•Harness diversity as a competitive advantage;
•Highlight important cultural holidays and months;
•Select and implement meaningful training and employee experiences;
•Address financial literacy disparities in the communities we serve;
•Partner with existing community-based organizations to enhance educational and employment opportunities for diverse persons in our community; and
•Become a thought and action leader among our peers and the communities we serve.
In addition, the Company's President and Chief Executive Officer, Thomas R. Quinn, Jr., has signed the CEO ACTION for Diversity & Inclusion Pledge, which makes the following commitments:
•We will continue to make our workplaces trusting places to have complex, and sometimes difficult, conversations about diversity and inclusion;
•We will implement and expand unconscious bias education;
•We will share best—and unsuccessful—practices; and
•We will create and share strategic inclusion and diversity plans with our Board of Directors.
The Board of Directors receives periodic reports on the progress of these initiatives and takes an active role in overseeing their implementation, providing support and guidance as appropriate.
The Board of Directors continuously reviews applications for Board membership. The Board of Directors believes that a diversity of backgrounds and experiences results in a diversity of opinions, which in turn results in more rigorous debate and analysis and, ultimately, better outcomes. Although the Company was already in compliance with the Nasdaq Stock Market's Board diversity rules, the Board of Directors appointed a director who identifies as a member of an ethnic minority to the Board of Directors of the Company and the Bank in 2022, and the Nominating and Governance Committee is actively recruiting additional qualified candidates who identify either as female, a member of an ethnic or racial minority, or LGBTQ+.

Environmental. Environmental issues and concerns have risen in prominence with investors in recent years. While, as a financial services provider, the Company does not engage in activities resulting in the risk of significant environmental degradation, as a community bank, we are conscious that we have an obligation to serve as a good steward for the environment. We continue to engage in alternative energy (solar) lending, employ recycling programs at all facilities, and have no direct exposure to fracking or the fossil fuel extraction industry. Additionally, bank regulators have identified climate change as a significant risk for financial institutions and are believed to be working on a framework to assess and quantify risks (business, credit, and other) associated with climate change.
The Company has received an increasing number of inquiries regarding its policies on various social and environmental issues. The following table answers many of the questions asked, whether or not they are relevant to the banking industry.
Environmental, Social, and Governance Matters Q&A

Inquiries	Yes/No/NA	Explanation
Does the Company have an enterprise level environmental policy?	No	The Company lacks an enterprise-wide environmental policy. As a financial services provider, the Company does not engage in activities resulting in the risk of significant environmental degradation.
If the Company suffered a major environmental controversy, has it failed to provide an adequate response?	NA	The Company has never been involved with a major environmental controversy.
Does the Company disclose a Code of Vendor Conduct?	No	The Company’s policies regarding vendor contracts provide that contracts may be terminated if a vendor does not comply with federal, state, and local laws and regulations.
Does the Company make investments in low carbon opportunities?	Yes
As of December 31, 2022, the Company had approximately $446,000 in solar-related investments and had approximately $14.2 million of solar-related loans outstanding. In addition, during 2022, the Company purchased one issuer green designation bond in the aggregate principal amount of $8.1 million. The bond proceeds are being used for public improvements in a densely populated Midwestern city. In 2021, the Company purchased four issuer green designation bonds of which we continue to own an aggregate principal amount of $9.2 million. One such bond is being utilized to finance certain capital improvements to, and conservation programs for, a major West Coast city’s municipal light and power plant system. Two such bonds are being utilized to expand the recycled water system as well as make other infrastructure improvements for a southern California municipality. The fourth bond is being utilized by a major Midwestern state university to construct and improve the campus.

Does the Company have policy surrounding carbon emissions?	No
At present, Orrstown does not have a policy regarding greenhouse emission or carbon footprint goals. The Company lacks measurement systems to fully assess carbon emissions. On a partial basis, the Company used 3.3 megawatt hours in 2022, a 2.5% increase from 2021 and an 11.8% decrease from 2019 (the year before the pandemic), excluding premises on a gross lease. The Company is undertaking a feasibility study of converting its Harrisburg Regional Office to solar; this property represents half the Company’s electricity consumption.

Does the Company disclose a clear framework for evaluating projects in critical habitats or other areas with recognized high biodiversity value?	No
Orrstown Bank has not undertaken any projects in “critical habitats or other areas with recognized high biodiversity value.” That said, all loans made to clients require compliance with federal, state, and local environment laws and regulations including, but not limited to, environmental impact statements as required by various authorities.

Does the Company have a hazardous waste policy/procedure?	No
Though the Company does not have a written policy or procedure regarding hazardous waste, the Company is not a significant producer of hazardous waste. Additionally, the Company’s HVAC systems that do rely on hazardous materials are maintained by third-party vendors bound by federal, state, and local laws and regulations regarding material handling.

Does the Company have a non-hazardous waste policy/procedure?	Yes	All facilities are equipped with systems for recycling appropriate materials and are required to use such systems.

Inquiries	Yes/No/NA	Explanation
Does the Company have a water use policy?	No
The Company does not use water on an industrial or agricultural scale. All wastewater is disposed of in accordance with local wastewater standards as governed by federal and state regulations. The Company used 1.12 million gallons of water in 2022, excluding premises on a gross lease, a decrease of 2.3% from 2021 and a 3.9% decrease from 2019 (the year before the pandemic).

If the Company suffered a major controversy linked to human rights or corruption, has it failed to provide an adequate response?	NA	The Company has not experienced any controversy (major or otherwise) linked to human rights.
Does the Company have an enterprise level human rights policy?	No	As a matter of policy, the Company abides by all federal, state, and local laws including U.S. Code, Title 22, Chapter 78. Employees are encouraged to report any misconduct via an anonymous whistleblower hotline.
Does the Company disclose a formal grievance reporting process for concerns related to human rights?	Yes	The formal grievance process is detailed in the employee handbook and Human Resources periodically advises the employees of their rights.
Does the Company supplier policy prohibit the use of child and / or forced labor?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all federal, state, and local laws.
Has the Company suffered a controversy related to labor standards or a “living wage?”	No	The Company has not experienced any labor-related controversies. The Company’s pay structure is on par with peers in our marketplace and reviewed periodically to remain competitive.
What is the scope of the Company's disclosed training or professional development programs for employees?	NA	The Company provides a multitude of training opportunities, both online and in-person. Though much of the training is related to compliance responsibilities, for specific positions, all employees have access to courses for professional development provided by a third-party. Additionally, Orrstown University provides on-site training for employee development and advancement.
Does the Company monitor employee satisfaction and engagement?	Yes	The Company periodically conducts employee surveys.
Does the Company publicly disclose a gender diversity strategy or similar commitment to ensure appropriate gender representation at the board, senior management, or workforce levels?	Yes
The Company provides the charter of the Nominating and Governance Committee of the Board of Directors on the Company’s investor relations website. The Board has three female directors, one of whom self-identifies as a member of an ethnic minority, and strives to have a mix of directors that represents a diversity of backgrounds and experiences.

Does the Company publicly disclose a diversity strategy or similar commitment to ensure workforce equality beyond gender at the board, senior management, or workforce levels?	Yes
The Company is an Equal Opportunity Employer dedicated to a policy of nondiscrimination in all areas of employment without regard to race, color, creed, religion, sex (including gender identity and sexual orientation), national origin, age, marital status, or the presence of non-job-related medical condition or disability. Furthermore, as discussed in more detail above, the Company has a Diversity & Inclusion Council comprised of employees from all levels of the organization to identify and implement strategies to make the Company’s job applicant pool to be more diverse. In addition, Mr. Quinn signed the CEO ACTION for Diversity & Inclusion Pledge, pursuant to which the Company made several diversity and inclusion related commitments.

Does the Company's publicly disclosed labor rights policy address discrimination (including gender, race, disability, ethnicity, nationality, religion, LGBTQ), workforce equality, or fair employment?	Yes
The Company is an Equal Opportunity Employer dedicated to a policy of nondiscrimination in all areas of employment without regard to race, color, creed, religion, sex (including gender identity and sexual orientation), national origin, age, marital status, or the presence of non-job-related medical condition or disability.

Inquiries	Yes/No/NA	Explanation
Does the Company publicly disclose data on workforce equality connected with gender, race, disability, ethnicity, nationality, religion, LGBTQ, or other potentially-protected classes?	Yes
The Company files an annual Affirmative Action Plan with the Equal Employment Opportunity Commission that is available upon request. The Company’s 2022 report indicated that the only areas the Company should improve upon are related to hiring veterans and persons with disabilities. Furthermore, our data gathering in this area is voluntary and not all employees choose to participate.

Does the Company disclose a labor rights or other formal policy that encompasses freedom of association and the right to collective bargaining?	Yes	All employment law data, including rights, is included in legal postings at each location.
Does the Company disclose a policy that specifically addresses occupational health and safety?	Yes	The Company complies with all U.S. Occupational Safety and Health Administration policies, as well as any applicable state and local regulations. All OSHA disclosures are placed in each location in a manner that is easily accessible to all employees, including general safety guidelines and reporting requirements.
Does the Company’s occupational health and safety policy extend to vendors?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all federal, state, and local laws.
Does the Company have a publicly disclosed Business Ethics Policy or Code of Conduct?	Yes	The Company has adopted a Code of Conduct, a copy of which is available on its investor relations page.
What is the highest level of executive oversight for the Company's anti-bribery or anti-corruption program?	Yes	The Company’s anti-bribery and anti-corruption program are described within its Code of Conduct, which is overseen by the Board of Directors.
Does the Company's anti-bribery or anti-corruption policy specifically prohibit personnel from receiving and giving gifts, bribes, or facilitation payments?	Yes	The Company’s Code of Conduct addresses permissible and impermissible gifts and entertainment expenditures and prohibits “facilitation” payments.
Does the Company provide anti-corruption training to all employees, including management?	Yes	Every employee is required to complete training related to, and to acknowledges familiarity and compliance with, the Company's Code of Conduct.
Does the Company maintain internal monitoring, whistleblower, or reporting systems, which include metrics related to the number of inquiries, complaints, or issues received by the legal or compliance office?	Yes	A report, which includes metrics related to the number of inquiries, is provided annually to the Audit Committee of the Board of Directors. A follow-up report on each complaint received is also provided as needed.
Does the Company use corporate funds for the purposes of political advocacy, including lobbying, campaign contributions, and contributions to tax-exempt groups including trade associations?	Yes	The Company maintains membership in the Pennsylvania Bankers Association and American Bankers Association, which advocate for the banking industry in general. Specific issues for which these associations advocate may or may not be beneficial to the Company; however, the Company views the industry-wide lobbying efforts to be favorable. The Company itself does not provide campaign contributions.
Does the Company operate an anti-money laundering program, including customer due diligence (Know Your Customer)?	Yes	The Company has a well-documented and regulated program covering the Bank Secrecy Act, Anti-Money Laundering, and Know Your Customer. The programs are periodically reviewed in detail by bank regulators. The Company does not disclose details of the program as a matter of prudence to avoid providing nefarious agents too much information.

Inquiries	Yes/No/NA	Explanation
What is the Company’s approach to identifying and addressing data security risks?	Yes	The Company has a Chief Information Security Officer ("CISO") who reports to the Chief Risk Officer. The CISO is responsible for implementing a multi-layer approach to data threats the Company receives, focused on detection and prevention including firewalls, intrusion prevention, and anti-malware technologies. Additionally, to limit the risk from the Company’s own employees the Company uses the principal of least privilege, meaning users only receive access to systems and information needed to complete their role within the Company. In addition, the Company is a regulated depository institution. As such, all data security measures are examined by appropriate bank regulators.
Does the Company disclose information on data security breaches?	Yes
The Company discloses data security breaches to clients and regulators in compliance with all bank regulations and state laws. The Company has disclosed data breaches in public filings with the Securities and Exchange Commission as required, most recently in 2018.

Ethics
Since our founding in 1919, we have grown to employ over 400 employees, operating 22 full-service banking offices, four business offices and five standalone ATMs in Cumberland, Dauphin, Franklin, Lancaster, and Perry counties in Pennsylvania, Washington County, Maryland and the Baltimore metropolitan area. Over our 100-year history we have seen numerous exciting changes, both in our Company and in the banking industry as a whole. However, despite these changes, our focus and values have remained the same; they guide us as we conduct our daily business. Our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers have been developed to provide guidance to all of our employees and directors on these values, proper behavior within the Company, and to aid in the maintenance of a responsible and ethical work environment. Our Code of Ethics is a critical element of our culture of compliance and ethics. All of our decisions must be driven by the following core values:
•We are accountable to our clients and each other.
•We strive to communicate timely and clearly with openness and respect.
•We are actively engaged in our communities.
•We constantly strive to innovate and are committed to continuous improvement.
•We act with integrity to earn the trust of our clients and the communities we serve.
Maintaining high standards of honesty, integrity, impartiality and personal conduct is essential to assure the performance of our business and the preservation of the public’s confidence and trust.

Risk Oversight
The Board of Directors considers a rigorous risk management program to be a critical component of the Company’s operations. The Company has adopted a comprehensive risk management policy which establishes a framework for the development and maintenance of an enterprise-wide risk management program. The enterprise risk management policy applies to all activities and functions within the organization and its business lines and is designed to ensure an integrated, consistent approach to risk management in the alignment of risks against expected returns. The enterprise risk management program is designed to ensure that all elements of the risk management process are in place and operating effectively across all risk categories, and that the management of all risks is well integrated into the operations and culture of the organization.
Our Board-level Enterprise Risk Management Committee oversees risk reporting to the Board of Directors and plays an important role in our risk management program. Our risk management program is overseen by our Chief Risk Officer, who is responsible for effectuating effective risk management oversight, identification, measurement, monitoring and reporting across the entire organization. The Chief Risk Officer chairs our management-level Enterprise Risk Management Committee, which provides integrated oversight of the many risks affecting our organization, including strategic, reputational, financial, credit, market and interest rate, liquidity, operational, compliance, technological, climate and other external risks. The Chief Risk Officer has direct access to the Board-level Enterprise Risk Management Committee and full Board of Directors to communicate any current or emerging risks, as well as the performance of risk management activities throughout the organization.
The Board of Directors, Board-level Enterprise Risk Management Committee, management-level Enterprise Risk Management Committee and executive management team all devote significant time and attention to managing the risks with the highest potential to affect our clients and reputation. We are committed to protecting client information and complying with applicable privacy and data security law and regulations. We have implemented policies, procedures, and internal controls that are designed to comply with anti-money laundering requirements. These policies, procedures and internal controls focus on compliance with the Bank Secrecy Act and the USA PATRIOT Act, which contain anti-money laundering and financial transparency provisions intended to detect and prevent the use of the U.S. financial system for money laundering and terrorist financing activities. We provide our employees with anti-money laundering training, have a designated Bank Secrecy Act compliance officer, and undergo an annual, independent audit to assess the effectiveness of our anti-money laundering program. We also comply with the numerous laws and regulations designed to protect consumers, including the Community Reinvestment Act (“CRA”) and fair lending laws. The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low- and moderate-income neighborhoods, consistent with safe and sound business practices. The Bank received a CRA rating of “Satisfactory” in its most recent examination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications, from time to time, that contain such statements. Such forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Forward-looking statements are statements that include projections, predictions, expectations, estimates or beliefs about events or results or otherwise are not statements of historical facts, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, successful merger and acquisition activity, or cost savings initiatives, or be able to reduce risk assets and mitigate losses in the future. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to, the following: the failure to obtain court approval of the proposed settlement of the SEPTA litigation; the number of plaintiffs who opt-out of the proposed settlement; whether the proposed settlement is appealed; ineffectiveness of the Company’s strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions and cost savings initiatives, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2022 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257

PROXY STATEMENT

General Information About the Annual Meeting
This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank (the "Bank"), to be held virtually on Tuesday, May 2, 2023, beginning at 9:00 a.m. local time. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy were mailed to shareholders on or about March 31, 2023.
Why are you holding a virtual Annual Meeting?
We began holding our Annual Meeting of Shareholders virtually in 2020 due to the continuing impacts of COVID-19 and out of concern for the health and safety or our shareholders and employees. While the impact of the pandemic has receded, we have decided to hold the Annual Meeting virtually again this year because the Board of Directors believes that the virtual format allows a greater number of shareholders to participate. As more fully described below, shareholders will have the opportunity to engage management by submitting questions at the Annual Meeting.
Who is entitled to vote?
Shareholders owning shares of the Company’s common stock, no par value per share (the “Company Common Stock”), as of the close of business on March 3, 2023, the record date, are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you are a holder of Company Common Stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share of Company Common Stock as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Shareholders do not have the right to cumulative voting for the election of directors.
On what am I voting?
At the Annual Meeting, you will be asked to vote on proposals to:

(i)	elect four Class A director nominees to serve on our Board of Directors for a three-year term expiring in 2026;
(ii)	approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement (“Say-On-Pay”);
(iii)	approve a non-binding advisory vote regarding the frequency of holding our Say-On-Pay vote; and
(iv)	ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders is presented at the Annual Meeting, the proxy holders will vote in accordance with the direction provided by the Board of Directors.
How does the Board of Directors recommend I vote?
The Board of Directors recommends that shareholders vote:

(i)	“FOR” the election of each of the director nominees named in this proxy statement;
(ii)	"FOR" approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement;
(iii)	“FOR” approval of the non-binding advisory vote to hold our Say-On-Pay vote annually; and
(iv)	“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

How do I vote?
Voting by proxy for shares registered in your own name. If your shares are registered directly in your name with our transfer agent, this proxy statement and a proxy card were mailed directly to you. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of Company Common Stock in one of the following ways
•Vote online. You can vote online by accessing the proxy materials at www.cstproxy.com/orrstown/2023 and following the prompts. You must have your unique shareholder identification number provided on your proxy card in order to vote online, so please have your proxy card available when you access the web address.
•Vote on your mobile device. You can vote on your smartphone or tablet by opening the QR Reader and scanning the image on your proxy card. Once the voting site is displayed, enter your unique shareholder identification number provided on your proxy card and follow the prompts in order to vote. You must have your unique shareholder identification number provided on your proxy card in order to vote by mobile device, so please have your proxy card available when you scan the QR code.
•Vote by regular mail. If you would like to vote by mail, please mark, sign, and date your proxy card and return it promptly in the postage-paid envelope provided.
Voting by proxy for shares registered in street name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Company Common Stock voted.
Please vote each proxy that you receive - none are duplicates. Even if you plan to participate in the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to participate in the Annual Meeting.
Can I change my vote after I submit my proxy?
You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote online at the Annual Meeting after giving notice to the Secretary. Please note that simply participating in the Annual Meeting in person without voting will not revoke your proxy.
You may revoke a proxy for shares held by a bank, broker, or other nominee by submitting new voting instructions to the bank, broker, or other nominee or, if you have obtained a legal proxy from the bank, broker, or other nominee giving you the right to vote the shares at the Annual Meeting, by following the voting instructions provided in the legal proxy.
What constitutes a quorum?
The holders of a majority of the shares of Company Common Stock outstanding and entitled to vote on any matter shall constitute a quorum for the Annual Meeting. There must be a quorum for the Annual Meeting to be held. There were 10,728,425 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting on the record date. Therefore, a quorum will be present if 5,364,213 shares of Company Common Stock are present in person or represented by proxies timely received by us at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of Company Common Stock represented in person at the meeting.
How are abstentions and broker non-votes counted?
Under Pennsylvania law, abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast.
A "broker non-vote" occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine” under the New York Stock Exchange ("NYSE") rules, such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors, Say-On-Pay and Say-On-Frequency, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Under Pennsylvania law, broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast.
As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to elect directors?
Directors are elected by a plurality of votes. This means that the four director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all of the director nominees, withhold authority to vote your shares for all director nominees, or withhold your authority to vote your shares with respect to any to any one or more of the director nominees. Votes withheld and broker non-votes will have no effect on the election of directors.
What vote is required to approve the other proposals?
A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.
How is my vote counted?
If you authorize your proxy to vote your shares online or by using your mobile device, or if you received a proxy card by mail and you properly marked, signed, dated, and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If you sign your proxy card, but do not mark your choices, the proxy holders will vote your shares represented by such proxy:

(i)	“FOR” the election of each of the director nominees named in this proxy statement;
(ii)	“FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement;
(iii)	“FOR” approval of the non-binding advisory vote to hold our Say-On-Pay vote annually; and
(iv)	“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders is presented at the Annual Meeting, the proxy holders will vote in accordance with the direction provided by the Board of Directors.
Who will count the vote?
The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy.
What is the deadline for shareholder proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement must be received by the Company not later than November 30, 2023. In addition, in order to be considered for possible action by the shareholders at the 2024 Annual Meeting of Shareholders, proposals, including shareholder nominations for director, must be submitted to the Secretary of the Company not later than November 30, 2023. All proposals should be addressed to the Secretary of the Company.
To comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominations other than the Company’s nominees must provide notice that sets forth the information in Rule 14a-19 under the Exchange Act no later than March 4, 2024.
How are proxies being solicited?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will pay the cost of the solicitation of proxies. In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. The Company will bear the costs of preparing, printing and mailing these proxy materials. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Company Common Stock held by such persons and will be reimbursed by the Company for their expenses.
Virtual Meeting Information
How do I participate in the meeting?
To participate in the virtual Annual Meeting, visit www.cstproxy.com/orrstown/2023 and enter the 12-digit control number included on your proxy card that accompanied your proxy materials. You may log into the meeting platform beginning at 8:45 a.m., Eastern Time, on May 2, 2023. The live webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage shareholders to access the virtual Annual Meeting website prior to the start of the meeting and to allow sufficient time to complete the online registration process.
Will I have an opportunity to submit a question?
Yes, shareholders will have the opportunity to submit questions if they choose. If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, you may log into www.cstproxy.com/orrstown/2023 and enter your 12-digit control number. Next, click on "Submit a Question," type in your question and click "Submit." Alternatively, if you want to submit your question during the meeting, log into the virtual Annual Meeting platform at www.cstproxy.com/orrstown/2023, click the Q&A button to open the question panel, type your question into the field titled “Submit a Question” and click "Submit.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered together.
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Shareholders should refer to the Rules of Procedure for the meeting that will be posted on the virtual Annual Meeting website for guidelines regarding the submission of questions, including certain topics and subject matter that we will consider inappropriate for purposes of the meeting. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.orrstown.com. The questions and answers will be available as soon as practical after the meeting and will remain available for one week after posting.
Can I participate in the meeting or submit a question if I hold my shares in street name?
Yes. If you hold your position through a bank, broker or other nominee and would like to participate in the virtual Annual Meeting, vote or ask a question, you will need to supply Continental Stock Transfer with a legal proxy. Continental Stock Transfer can be reached by telephone at 917-262-2373 or by email at proxy@continentalstock.com. Upon receipt of a legal proxy, Continental Stock Transfer will provide you with a control number for the meeting. Any shareholder with a valid control number may attend, listen, vote and ask a question during the virtual Annual Meeting.
What if I have lost or misplaced my 12-digit control number?
If you no longer have your control number or were not a shareholder on March 3, 2023, you may still enter the meeting as a guest in listen-only mode. To access the meeting as a guest, visit www.cstproxy.com/orrstown/2023 and enter the requested information on the welcome screen. However, if you attend the meeting as a guest, you will not have the ability to vote or submit questions.
What if I experience technical difficulties accessing the meeting?
If you encounter any technical difficulties with the virtual Annual Meeting platform, please use the telephone numbers listed on the meeting website prior to the start of the meeting and technicians will be available to assist you.
What will happen if we experience technical problems during the meeting webcast?
In the event of technical difficulties or interruptions with the Annual Meeting, we expect that an announcement will be made on the meeting website, www.cstproxy.com/orrstown/2023. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted to the investor relations page on our website, www.orrstown.com.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 2, 2023
The Notice of Annual Meeting, this proxy statement, the form of proxy and the Company’s Annual Report on Form 10-K are available at:
https://www.cstproxy.com/orrstown/2023

Share Ownership of Certain Beneficial Owners
The Company does not know of any person or group who beneficially owned more than 5% of Company Common Stock on March 3, 2023, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	730,407	6.8%
FMR LLC (2) 245 Summer Street Boston, Massachusetts 02210	538,944	5.0%
(1) Based on information set forth in a Schedule 13G, as amended, filed with the SEC on February 1, 2023 by BlackRock, Inc.
(2) Based on information set forth in a Schedule 13G filed with the SEC on February 9, 2023 by FMR LLC.
Share Ownership of Management
The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each Named Executive Officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 3, 2023, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)	Exercisable Stock Options(2)
Robert G. Coradi	41,102	—
Christopher Holt	27,640	—
Cindy J. Joiner	17,329	—
Neelesh Kalani	20,826	—
Mark K. Keller	19,288	—
Thomas D. Longenecker	16,546	—
Adam L. Metz	22,295	—
Meera R. Modi	5,037	—
Andrea L. Pugh	28,694	—
Thomas R. Quinn, Jr.	73,352	—
Michael J. Rice	17,294	—
Eric A. Segal	19,678	—
Glenn W. Snoke	31,408	—
Floyd E. Stoner	30,978	—
Joel R. Zullinger	44,046	—
Directors, nominees and executive officers as a group (22 persons including those named above)	568,230	—

(1)
On March 3, 2023, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors and executive officers as a group beneficially owned approximately 568,230 shares or 5.3% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)
The amounts shown reflect the number of shares of Company Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 3, 2023 through the exercise of stock options granted pursuant to the Company’s stock option plans.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and the beneficial owners of more than 10% of Company Common Stock to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely upon a review of these reports (Forms 3, 4 and 5 and any amendments thereto) furnished to the Company, we believe that during 2022 our directors and executive officers who were subject to the reporting requirements of Section 16(a) of the Exchange Act complied with all SEC filing requirements applicable to them, except that Ms. Modi and Mr. Stoner each had one late filing due to an administrative oversight. As of the date of this proxy statement, to the best of its knowledge, the Company did not have any beneficial owners of more than 10% of Company Common Stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors shall consist of not less than nine and not more than 15 members, with such directors being divided into three classes, as nearly equal in number as possible, with each class of directors serving a three-year term of office. At each annual meeting of shareholders, a class of approximately one-third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of his or her election. At the Annual Meeting, the shareholders will be asked to elect four Class A director nominees to serve on our Board of Directors for a three-year term expiring in 2026.
The Board of Directors has nominated the following persons for election as directors to Class A:

Cindy J. Joiner, CPA
Eric A. Segal
Glenn W. Snoke
Joel R. Zullinger
Ms. Joiner and Messrs. Segal, Snoke and Zullinger presently serve as directors of the Company and the Bank.
If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.
Directors are elected by a plurality of votes. This means that the four director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all of the director nominees, withhold authority to vote your shares for all director nominees, or withhold your authority to vote your shares with respect to any to any one or more of the director nominees. Votes withheld and broker non-votes will have no effect on the election of directors.
The Board of Directors recommends that you vote FOR the election of each of the director nominees named in this proxy statement.
Board Overview
The independence and skill set of the Board of Directors is crucial to the continued success of the Company. The Board of Directors evaluates needed skill sets through the use of a matrix which evaluates directors and prospective directors for specific expertise, such as accounting, risk management, technology, and market or regional knowledge, among others. More than half of the directors have led companies headquartered within the Company’s market areas and represent significantly different industry backgrounds. Aside from sitting on the Board of Directors of the Company, 27% of our directors have extensive careers in financial services. Ten of the eleven directors, or 91%, are “independent" under NASDAQ listing rules.
Independent Chairman
The Board of Directors believes that an independent Chairman serves an important corporate governance function by providing separate leadership for the independent directors. In addition to his formal duties as set forth in the Company’s various corporate governance documents, the Chairman meets with regulators, participates in shareholder engagement calls and attends meetings with management. Our independent Chairman also presides over meetings of independent directors in executive session at such times as deemed necessary or appropriate.
Nomination of Directors
In connection with the Annual Meeting, the Nominating and Governance Committee of the Board of Directors has reviewed the qualifications of, and made recommendations regarding, potential candidates to be nominated by the Board of Directors for election as directors. The nominees named above were recommended by the Nominating and Governance Committee, then submitted to, and approved by, the Board of Directors as the four nominees for election as directors to Class A.
The Nominating and Governance Committee is responsible for identifying, assessing and recommending the slate of candidates to be nominated for election to the Board of Directors. In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the committee uses a variety of methods and considers a variety of factors for identifying and evaluating nominees for director and assesses the mix of skills and the performance of the Board of Directors as a whole on a regular basis. In the course of establishing the slate of nominees for director each year, the committee will consider whether any vacancies on the Board of Directors are expected due to retirement or otherwise, the skills represented by retiring and continuing directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. The committee also considers factors including each candidate’s integrity, independence, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors it deems to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.
The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of director candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other director nominees.
Director Eligibility Requirements
The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 5,000 shares of Company Common Stock. Directors will have one year from the date they join the Board to meet this requirement. In addition, no one may be nominated to serve as a director of the Company if such person: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-(c) listed above. In addition, the age of directors is limited to 75 years, provided that any director who reaches such age during his or her term of office may continue to serve on the Board of Directors until the expiration of his or her term with the prior approval of the Board of Directors.
No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this proxy statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.
Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.
Shareholder nominations must be made in accordance with the procedures set forth in the Company’s bylaws and must include a statement setting forth the background, education and business experience of the nominee.
A copy of the Nominating and Governance Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
Biographical Summaries of Nominees and Directors
The Board of Directors believes that each of the nominees and directors possess such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors at the Annual Meeting and information about the continuing directors demonstrating these characteristics is set forth below. There are no family relationships among any of our directors. Unless otherwise stated, each director has held his or her current occupation for the last five years.
Nominees for Director:
CLASS A DIRECTORS - TERM EXPIRES IN 2023
Cindy J. Joiner, CPA - 61, was appointed to the Boards of Directors of the Company and the Bank in 2016. Since 2007, she has served as the Chief Financial Officer of The Bowman Group, LLC, a privately held corporation located in Williamsport, Maryland specializing in transportation, logistics, hospitality and real estate development. The Board of Directors values Ms. Joiner’s accounting expertise and knowledge of multiple industries that align with the Bank’s lending businesses. In addition, the Board believes her familiarity and knowledge of the Maryland market adds significant value to the Company.
Eric A. Segal - 65, was appointed to the Boards of Directors of the Company and the Bank in 2013. Since 2012, Mr. Segal has been Managing Director, and head of the Banking and Financial Institutions Group at CFO Consulting Partners LLC in Princeton, New Jersey. In his role at CFO Consulting Partners, Mr. Segal periodically serves as the interim chief financial officer for public and private companies, including out-of-market financial institutions. The Board of Directors values Mr. Segal’s strong financial acumen and the knowledge and experience he has gained through his consulting experience in many banking organizations in the Mid-Atlantic and other regions.
Glenn W. Snoke - 74, has been a member of the Boards of Directors of the Company and the Bank since 1999. Mr. Snoke is retired. He previously served as the President and Chief Executive Officer of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry clients.
Joel R. Zullinger - 74, is Chairman of the Boards of Directors of the Company and the Bank. Mr. Zullinger has served as a director since 1981. He is an attorney, of counsel, with Zullinger-Davis-Trinh, P.C., with offices in Chambersburg and Shippensburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has obtained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.
Continuing Directors:
CLASS C DIRECTORS - TERM EXPIRES IN 2024
Thomas D. Longenecker - 55, was appointed to the Boards of Directors of the Company and the Bank in 2016. He has served as the President and CEO of Commonwealth Charter Academy, a cyber charter school headquartered in Harrisburg, Pennsylvania, since 2020 and served as its Chief Operating Officer from 2012 to 2020. Prior to that, Mr. Longenecker was the Director of Finance for the Carlisle Area School District in Carlisle, Pennsylvania. He is also a professor of public school finance for Wilkes University, Wilkes-Barre, Pennsylvania. The Board of Directors values Mr. Longenecker’s experience in accounting, finance, and technology, as well as his organizational leadership and knowledge of the market area.
Andrea L. Pugh - 70, has been a member of the Boards of Directors of the Company and the Bank since 1996. She was formerly the President and sole member of PharmCare Consultants LLC, a pharmacy consulting business for thirty nursing homes in Pennsylvania. The Board of Directors values Ms. Pugh’s knowledge, experience and perspective as a woman who was an entrepreneur and small business owner. This experience provides her with insight into the financial services needs of, and business issues facing, many of the Bank’s small business clients, including those that are owned and operated by women.
Floyd E. Stoner - 74, has been a member of the Boards of Directors of the Company and the Bank since 2012. Since January 2012, Mr. Stoner has served as a Senior Advisor with Alliance Partners, in Chevy Chase, Maryland. Mr. Stoner was the Executive Vice President for Congressional Relations and Public Policy at the American Bankers Association (“ABA”) until his retirement in December 2011 and has over 26 years of experience with the ABA. At the ABA, he was involved at the highest levels in all of the banking policy debates of recent years and he has a nearly unparalleled perspective on the issues facing the banking industry today, which the Board of Directors finds very valuable.
CLASS B DIRECTORS - TERM EXPIRES IN 2025
Mark K. Keller - 69, was appointed to the Company’s Board of Directors in 2009 and to the Bank’s Board of Directors in 2008. Mr. Keller served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, from 2004 to 2020. Mr. Keller is also the owner of Spring-Mar Farm and Mark Keller Auctioneer, as well as a real estate consulting business. The Board of Directors values Mr. Keller’s knowledge of the Bank’s market area obtained through his representation of that area in the General Assembly, and as a business owner operating in such market.
Meera R. Modi – 40, was appointed to the Board of Directors of the Company and the Bank in 2022. Ms. Modi is a leading corporate mergers and acquisitions attorney and Member at McNees Wallace & Nurick LLC in Harrisburg, Pennsylvania, where she navigates clients through strategic ventures as well as day-to-day operations. The Board of Directors values Ms. Modi’s experience as a trusted legal advisor to businesses and executives throughout the Bank's market area.
Thomas R. Quinn, Jr. - 63, was appointed as President and Chief Executive Officer and a director of the Company and the Bank in 2009. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer-to-peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective that Mr. Quinn possesses as a result of his prior service as a senior executive with Fifth Third Bancorp and Citigroup have been, and will continue to be, valuable to the Company as it continues to execute its strategic plan as a relationship-based community bank.
Michael J. Rice - 61, joined the Boards of Directors of the Company and the Bank in 2018 concurrent with the closing of the Company's acquisition of Mercersburg Financial Corporation ("Mercersburg"). He is the President of Mt. Parnell Fisheries, Co., a producer and international marketer of ornamental goldfish and koi carp. Prior to his appointment to the Boards of Directors of the

Company and the Bank, he served more than 10 years on the boards of Mercersburg and its wholly-owned bank subsidiary. The Board of Directors values Mr. Rice's experience on a community banking board and his long tenure as an active participant in the business community in Franklin County.
Director Independence
The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the Nasdaq Stock Market and has determined that each director is independent under this rule, other than Mr. Quinn due to his position as President and Chief Executive Officer of the Company. Under NASDAQ rules, employees of the Company are deemed not to be independent. In making this determination with respect to the remaining directors, the Board of Directors considered the employment and affiliations, including family and other relationships, of the directors, the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business, and all other facts and circumstances the Board of Directors deemed relevant in determining independence, including those described under “Transactions with Related Persons, Promoters and Certain Control Persons”.

Shareholder Communications with the Board of Directors
The Company has a formal process by which shareholders may send communications to the Board of Directors. Our policy is to recommend that all correspondence from shareholders be addressed to the Chief Executive Officer of the Company, who shares such correspondence with the Board of Directors. As a matter of practice, shareholder communications received by the Chief Executive Officer are included under the topic “Correspondence” with the Board of Directors’ meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.
Board Self-Assessment
The Board of Directors annually conducts a self-assessment of the effectiveness of the full Board and its committees. The evaluation process is managed by the Nominating and Governance Committee. During the assessment process, each director completes a written questionnaire designed to secure constructive feedback from each director about the effectiveness of the full Board and each committee on which the director serves. Responses to the questionnaires are reviewed by the Nominating and Governance Committee and discussed with the full Board and each applicable committee in executive sessions. The Board of Directors uses this feedback to improve Board and committee practices and procedures.
Board Structure, Committees and Meeting Attendance
The Board of Directors of the Company is currently comprised of 11 members, each of whom also serves as a director of the Bank. During 2022, the Board of Directors of the Company met 25 times and the Board of Directors of the Bank met 10 times. During 2022, all of the directors attended at least 75% of all meetings of the respective Boards and Committees on which they served. While the Board of Directors does not have a formal policy regarding director attendance at, or participation in, the Annual Meeting, all directors are encouraged to do so.
With the exception of Mr. Quinn, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman. The Board of Directors believes that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team, generally, and the President and Chief Executive Officer, more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors. In addition, the independent directors periodically, but not less than twice annually, meet in executive session without Mr. Quinn being present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.
Compensation Committee
The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation paid to the Company’s Chief Executive Officer, other executive officers and the Board of Directors. The Compensation Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Compensation Committee Charter provides that the Compensation Committee is to be comprised of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.

The members of the Compensation Committee during 2022 were Floyd E. Stoner (Chair), Michael J. Rice, Glenn W. Snoke, and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. Each of these members currently serves on the Compensation Committee. The Compensation Committee held nine formal meetings to conduct the business of the Compensation Committee, two of which included the Company's independent compensation consultant.
The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities.
Nominating and Governance Committee
The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors and the Company. The committee reviews the qualifications of, and recommends to the Board of Directors proposed nominees for, election to the Board, as well as resignations from the Board as covered in the Nominating and Governance Committee Charter. The committee also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. In addition to those duties, the Nominating and Governance Committee reviews the formal succession plan of the organization semi-annually to ensure executive development.
The Nominating and Governance Committee reviews its Charter annually and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee during 2022 were Glenn W. Snoke (Chair), Andrea L. Pugh, Michael J. Rice and Joel R. Zullinger. Each of these members currently serves on the Nominating and Governance Committee. Each Director serving on the Nominating and Governance Committee has been determined to be independent and a non-employee director. The Nominating and Governance Committee met eight times in 2022.
Audit Committee
The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. The committee also oversees management’s implementation of the Company's system of controls, which are designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements, and maintain compliance with applicable law and regulations as well as the Company’s ethical standards, policies, plans and procedures. The Audit Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Audit Committee Charter provides that the Audit Committee is to be comprised of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, statement of comprehensive income, and cash flow statement. In addition, at least one member of the Audit Committee is to have had current or past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules. The Board of Directors has determined that Cindy J. Joiner, CPA, has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert. Ms. Joiner has experience as a CPA and Chief Financial Officer for a multi-state logistics and real estate enterprise where all finance and accounting functions report directly to her. Ms. Joiner has had ultimate responsibility for overseeing and assessing the performance of the respective organizations in the preparation of their respective financial statements which, together with her tenure as a member of the Audit Committee, has provided her with an understanding of, and familiarity with, accounting principles generally accepted in the United States of America.
Members of the Audit Committee for 2022 were Cindy J. Joiner, CPA (Chair), Mark K. Keller, Thomas D. Longenecker, and Andrea L. Pugh. Each of these members currently serves on the Audit Committee.
The Audit Committee Charter provides that the Audit Committee is to meet at least four times each year. The Audit Committee met eight times during 2022.
Other Committees
The Company and the Bank also have a standing Enterprise Risk Management Committee and Asset-Liability Committee, and the Bank has a standing Trust Committee and Technology Steering Committee.

Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2022. The Audit Committee also has discussed with Crowe LLP the matters required to be discussed by the Statement on Auditing Standards, No 61, as amended (AICPA Professional Standards, Vol. 1 Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Crowe LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence; and has discussed with Crowe LLP that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Crowe LLP of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that they are independent. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.
Submitted by the Audit Committee:

Cindy J. Joiner, CPA, Chair
Mark K. Keller
Thomas D. Longenecker
Andrea L. Pugh
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.
Compensation Committee Interlocks and Insider Participation
As noted previously, members of the Compensation Committee during 2022 were Floyd E. Stoner, (Chair), Michael J. Rice, Glenn W. Snoke, and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by SEC regulations under the Exchange Act, involving members of the Compensation Committee or the overall Board of Directors of the Company.

Transactions with Related Persons, Promoters and Certain Control Persons
During 2022, certain of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features to the Company.
Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by the Bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.
Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit. Please refer to the Company's Annual Report on Form 10-K for additional information on the Company's related party transactions.

Compensation of Directors
The following table sets forth compensation received by directors of the Company in 2022, other than Thomas R. Quinn, Jr., President and Chief Executive Officer. Mr. Quinn does not receive compensation in his capacity as a director.
2022 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)(3)	Total ($)
Cindy J. Joiner	26,500	51,130	—	—	—	7,850	85,480
Mark K. Keller	26,500	51,130	—	—	10,858	—	88,488
Thomas D. Longenecker	26,500	51,130	—	—	—	5,500	83,130
Meera R. Modi	21,563	46,189	—	—	—	—	67,752
Andrea L. Pugh	26,500	51,130	—	—	10,169	—	87,799
Michael J. Rice	26,500	51,130	—	—	—	—	77,630
Eric A. Segal	26,500	51,130	—	—	—	10,500	88,130
Glenn W. Snoke	26,500	51,130	—	—	7,430	—	85,060
Floyd E. Stoner	26,500	51,130	—	—	—	27,500	105,130
Joel R. Zullinger	33,000	69,942	—	—	13,804	—	116,746

(1)	The grant date fair value of stock awards was calculated by multiplying the number of shares subject to the award by the fair value of Company Common Stock on the grant date ($25.20 per share on January 26, 2022 and $24.62 per share on April 27, 2022). Each director, other than Mr. Zullinger and Ms. Modi, received grants of 1,052 and 1,000 shares of Company Common Stock, respectively, on these dates. Mr. Zullinger received grants of 1,310 and 1,500 shares of Company Common Stock, respectively, on these dates. Ms. Modi received grants of 919 shares with a fair value of $23.47 per share on March 23, 2022 and 1,000 shares with a fair value of $24.62 per share on April 27, 2022.
(2)
Represents the annual expense impact related to the value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2022. This includes both the director’s retirement and “brick” plans.

(3)	Represents amounts contributed by the Company into the Deferred Compensation Plan.
Director Fees
To further align director compensation with shareholder interests, and in response to direct shareholder input arising from shareholder engagement with members of both management and the Compensation Committee, the Compensation Committee has determined that 50% of non-employee director compensation will be paid in cash with the remaining 50% being paid in restricted shares of Company Common Stock. Each non-employee director is also granted restricted shares of Company Common Stock at each year's annual meeting of shareholders.
Cash Compensation. During 2022, each non-employee director of the Company and the Bank was paid an annual fee of $26,500 in cash, except for Mr. Zullinger, who received $33,000 in cash, and Ms. Modi, who received a prorated amount of $21,563, due to her appointment to the Board of Directors of the Company and Bank on March 10, 2022. Fees are paid quarterly in arrears on the last day of each calendar quarter.
Restricted Stock Awards. On January 26, 2022, each non-employee director, except Mr. Zullinger and Ms. Modi, was granted $26,510 of restricted shares of Company Common Stock with a 16-month vesting period as part of his or her 2022 compensation. Based on the fair value of the Company Common Stock on the date of the grant, this amounted to an equity award of 1,052 restricted shares of Company Common Stock for each such non-employee director. Ms. Modi was granted a pro-rated award of 919 restricted shares of Company Common Stock with a 14-month vesting period on March 23, 2022 and a grant date fair value of $21,569 after her appointment to the Board of Directors on March 10, 2022. In addition, on April 27, 2022, each such non-employee director, except for Mr. Zullinger, was granted 1,000 restricted shares of Company Common Stock with a 13-month vesting period and a grant date fair value of $24,620. Mr. Zullinger was granted 1,310 restricted shares of Company Common Stock with a 16-month vesting period on January 26, 2022 and 1,500 restricted shares of Company Common Stock with a 13-month vesting period on April 27, 2022 to compensate him for his role as Board Chairman. The grant date fair values of the restricted shares of Company Common Stock awarded to Mr. Zullinger were $33,012 and $36,930, respectively.

Deferred Compensation Plan
In 1995, the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary and, for directors, is limited to directors who joined the Board prior to September 1, 2018. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly installments over ten years. Immediate distributions are to be made in the event the Company would experience a hostile takeover. If a participant were to die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Policy Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. The Company may make contributions on behalf of directors to this rabbi trust from time to time.
The Company’s accrued benefit obligations related to this plan totaled $2.0 million at December 31, 2022.
Director Retirement Plan
The Bank has entered into director retirement agreements with Ms. Pugh, and Messrs. Keller, Snoke and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service as a director after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is determined using his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 with annual increases of 4%. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by 4%. In 2018, the Board of Directors determined there would be no new director retirement benefits offered to current or future directors.
A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service as a director for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on the Bank or if the director, after termination of service (other than following a change in control of the Bank), competes with the Bank in violation of the restrictive covenants included in his or her director retirement agreement. The Bank would not be obligated to pay any benefit under a director retirement agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
If a director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service as a director or attaining normal retirement age. The director retirement agreement provides for an early termination benefit in a specified amount in the event of an early termination of service as a director before normal retirement age, a disability benefit in the event of an early termination of service as a director due to disability and a death benefit.
The amount of the expense associated with the Director Retirement Plan includes increases in 2022 in the net present value of the accrued benefit under the directors’ retirement agreement and is reported in the 2022 Director Compensation Table for each participating director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The Company's accrued benefit obligations related to this plan totaled $1.5 million at December 31, 2022.
Brick Plan
Mr. Zullinger participates in a so-called “brick plan” that provides Mr. Zullinger or his beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan during 2022 is reported in the 2022 Director Compensation Table above in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. Under the brick plan, Mr. Zullinger’s annual benefit, which became fully vested following his service as a director for the five-year period beginning August 1, 1982, would be $21,804 as of December 31, 2022.

Board Diversity
The Nasdaq Stock Market has adopted listing rules related to board diversity (the “Board Diversity Rules”) which require NASDAQ-listed companies, subject to certain exceptions, to have (or explain why they do not have) (1) at least one director who self-identifies as a female and (2) at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+. A smaller reporting company, such as the Company, may satisfy the Board Diversity Rules by having at least two directors who self-identify as female. If a

NASDAQ-listed company does not have the required number of diverse directors, it must explain why it does not have at least two diverse directors on its board. The Board Diversity Rules are to be phased in over the next several years; however, although the Company is not yet required to comply with the Board Diversity Rules, the Company believes that it is presently in compliance with the rules. In addition to meeting the diversity requirements described above, the Board Diversity Rules also require the Company to disclose statistical information about its directors related to each director’s self-identified gender, race, and self-identification as LGBTQ+. These disclosures are set forth in the matrix below.
Board Diversity Matrix

Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	8	—	—
Two or More Races or Ethnicity	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
Definitions:
a.Non-Binary – Refers to genders that are not solely man or woman. Someone who is non-binary may have more than one gender, no gender, or their gender may not be in relation to the gender binary.
b.African American or Black (not of Hispanic or Latinx origin) – A person having origins in any of the Black racial groups of Africa.
c.Alaskan Native or Native American – A person having origins in any of the original peoples of North and South America (including Central America), and who maintain cultural identification through tribal affiliation or community recognition.
d.Asian – A person having origins in any of the original peoples of the Far East, Southeast Asia, or the Indian subcontinent, including, for example, Cambodia, China, India, Japan, Korea, Malaysia, Pakistan, the Philippine Islands, Thailand, and Vietnam.
e.Hispanic or Latinx – A person of Cuban, Mexican, Puerto Rican, South or Central American, or other Spanish culture or origin, regardless of race. The term Latinx applies broadly to all gendered and gender-neutral forms that may be used by individuals of Latin American heritage, including individuals who self-identify as Latino/a/e.
f.Native Hawaiian or Pacific Islander – A person having origins in any of the peoples of Hawaii, Guam, Samoa, or other Pacific Islands.
g.White (not of Hispanic or Latinx origin) – A person having origins in any of the original peoples of Europe, the Middle East, or North Africa.
h.Two or More Races or Ethnicities – A person who identifies with more than one of the above categories.
i.Underrepresented Individual in Home Country Jurisdiction – A person who self-identifies as an underrepresented individual based on national, racial, ethnic, indigenous, cultural, religious or linguistic identity in the country of the Foreign Issuer’s principal executive offices (as reported on the Foreign Issuer’s Forms F-1, 10-K, 20-F or 40-F).
j.LGBTQ+ – A person who identifies as any of the following: lesbian, gay, bisexual, transgender or as a member of the queer community.

Information About Executive Officers
In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and the Bank, who also serves as a director of the Company and the Bank, information about the other executive officers of the Company and the Bank is set forth below. Unless otherwise stated, each executive officer has held his or her current occupation for the last five years.
Adam Bonanno - 46, joined the Bank in 2022 as Executive Vice President, Chief Operations and Technology Officer. From January 2022 through May 2022, he served as Executive Vice President, Technology at WSFS Financial Corp. From 2019 to 2022, he served as Executive Vice President, Chief Technology Officer at Bryn Mawr Trust Company. Mr. Bonanno previously served as Chief Data Officer for BB&T from 2015 to 2019.
Robert G. Coradi - 61, joined the Company and the Bank in 2012, and was named Secretary of the Company and the Bank in 2018. He has been Executive Vice President and Chief Risk Officer of the Company and the Bank since April 2014. From October 2012 to April 2014, he served as Senior Vice President, Chief Credit Officer of the Bank. From 2008 to 2012, he served as a Commercial Sales Manager in the Pennsylvania Division of Susquehanna Bank.
Matthew Dyckman - 54, joined the Company and the Bank in 2021 as Executive Vice President, General Counsel. From 2013 to 2021, he served as Counsel at Goodwin Procter LLP, a global law firm. Mr. Dyckman previously served as a partner at the law firms Dentons LLP and Thacher Proffitt & Wood LLP. He has over 25 years of experience representing financial institutions on a wide variety of corporate, transactional and regulatory matters.
Philip E. Fague - 63, joined the Bank in 1988. Since 2016, he has served as Executive Vice President and Assistant Secretary of the Company and Executive Vice President and Chief Trust Officer of the Bank. He served as Chief Mortgage Officer of the Bank from January 2020 through September 2022.
Jeffrey S. Gayman - 50, joined the Bank in 1996. He was appointed Executive Vice President, Chief Mortgage and Retail Officer in October 2022. He served as Executive Vice President and Market President for the South Central Pennsylvania region from 2018 through September 2022. Prior to that, he served as Executive Vice President - Retail Banking and Consumer Lending from 2016 to 2018. He was Senior Vice President - Retail Banking from 2012 to 2016 and Chief Commercial Officer from 2009 to 2012.
Christopher D. Holt – 59, joined the Bank in 2019 as Executive Vice President and Market President for the Maryland region. Prior to joining the Bank, Mr. Holt spent over 30 years in the banking industry in roles of increasing responsibility, most recently as Regional President, Maryland, for BB&T and its predecessor, Susquehanna Bank.
David T. Hornberger - 58, joined the Bank in 2016 as Executive Vice President and Market President for the Eastern Pennsylvania region. Prior to joining the Bank, he had served as Regional President for Susquehanna Bank and its predecessor Graystone Bank since 2005.
Neelesh Kalani, CPA - 48, joined the Company and the Bank in 2020 as Senior Vice President, Chief Accounting Officer. In April 2021, he was appointed Executive Vice President, Chief Financial Officer of the Company and the Bank. Prior to joining the Company and the Bank, Mr. Kalani served as the Chief Accounting Officer of Sun Bancorp, Inc. for over seven years and served in previous comparable roles at Harleysville National Corporation and Willow Financial Bancorp, Inc. Prior to that, he worked for seven years in the financial services audit group at KPMG, LLP.
Zachary Khuri – 39, joined the Bank in 2019. He has served as Executive Vice President and Market President for the Central Pennsylvania region since October 2022. Prior to that, he served as Executive Vice President and Market President for the Capital region from 2019 through September 2022. Prior to joining the Bank, Mr. Khuri held roles of increasing responsibility at FNB Corporation and Commerce/Metro Bank.
Adam L. Metz - 51, joined the Bank in 2016. He has been an Executive Vice President and Chief Revenue Officer of the Bank since February 2019 and served as Executive Vice President and Chief Lending Officer of the Bank prior to that time. From 2011 to 2016, he served as Senior Vice President, Chief Lending Officer of Metro Bank, headquartered in Harrisburg, Pennsylvania.
William J. Ziegler, CPA – 59, joined the Bank in 2021 as Executive Vice President, Chief Credit Officer. From 2016 to 2021, he served as Senior Vice President, Senior Credit Officer for FNB Corporation. Prior to his tenure at FNB, Mr. Ziegler spent 22 years with Truist and its predecessors in roles of increasing responsibility to include Senior Vice President, Senior Credit Officer and Regional Loan Administrator.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of each individual who served as our principal executive officer or principal financial officer during 2022, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officer). References throughout this proxy statement to our “Named Executive Officers” or “NEOs” refer to each of the individuals named in the table below. Our NEOs for the fiscal year ended December 31, 2022 were:

Named Executive Officer	Title
Thomas R. Quinn, Jr.	President and Chief Executive Officer
Neelesh Kalani	Executive Vice President and Chief Financial Officer
Robert G. Coradi	Executive Vice President and Chief Risk Officer
Adam L. Metz	Executive Vice President and Chief Revenue Officer
Christopher D. Holt	Executive Vice President and Market President (Maryland Region)
EXECUTIVE SUMMARY
Our 2022 Compensation Actions
In 2022, we continued the robust shareholder engagement campaign that we have held annually since 2019. We offered engagement meetings to shareholders representing approximately 30% of our outstanding shares. During this engagement, shareholders expressed their general satisfaction with the Company's performance and the modifications we made to our compensation program beginning with the 2021 performance year, modifications which emphasized the alignment between executive compensation and objective corporate performance over a variety of performance metrics and timeframes. As a result of these changes as well as 89% support on our 2022 Say-on-Pay proposal, the Compensation Committee determined to maintain the design of the 2021 incentive program for the 2022 performance year.
The hallmarks of our 2022 incentive programs were:
•Objective performance goals of Net Income and Return on Average Equity (“ROAE”) for all executive officers. These metrics were selected because the Compensation Committee considers them the most significant indicators of the Company's annual financial performance.
•Incentive compensation, if any, would be paid based on the achievement of Company results against a range (threshold, target and maximum) of pre-established performance metrics. If corporate results are above or below the targets, awards for executives are adjusted on an interpolated straight-line basis within the performance range. Performance below threshold for a given performance results in no incentive award for that metric.
•Provided that performance is at or above threshold for at least one of the two performance goals, the Compensation Committee has the ability to adjust awards upward or downward by up to 20% of the earned award. This adjustment potential is intended to provide the Compensation Committee with a flexible tool to recognize Company or individual performance considerations outside of the two objective performance measures.
•Use of a credit quality modifier on our cash Short-Term Incentive Plan (“STIP”) awards, whereby awards would have been reduced or eliminated based on unacceptable credit risk outcomes.
•The use of forward-looking performance-vesting conditions on 50% of the Long-Term Incentive Plan (“LTIP") awards granted to each executive. Performance-vested awards vest, if at all, based on the Company’s Return on Average Assets (“ROAA”) and Total Shareholder Return (“TSR”) over a three-year period beginning in the year of grant, and awards will be forfeited if a minimal acceptable level of ROAA is not achieved. These metrics were selected because the Compensation Committee considers them to be important long-term indicators of the Company’s success and because they provide for a different view of performance than the net income and ROAE performance required to initially earn the grant.
Our 2022 Compensation Outcomes
Base Salary
Base salary increases for 2021 ranged from 2.0% to 24.6% depending on performance, compensation history, competitive market positioning and other factors.

2022 Incentive Compensation
Incentive awards link annual compensation to annual Company performance and link the long-term compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company. Our incentive compensation program for 2022 provided cash opportunities through the STIP and equity opportunities through the LTIP, which consists of time-vested and performance-vested equity awards. Incentive compensation to our NEOs in 2022 was targeted evenly between cash and equity award opportunities, with actual awards initially earned based on our Net Income and ROAE performance in 2022.
In reviewing actual performance results for calculation of initial STIP and LTIP awards, the Compensation Committee determined that it was appropriate to exclude two one-time expenses that were incurred in 2022 and that the Committee believes will drive long-term growth, improve operating efficiencies in future years and therefore enhance long-term shareholder value. While the Committee annually has the ability to exclude one-time positive or negative items, 2022 was the first time it has chosen to do so.
These one-time expenses reflected the following actions in 2022 and associated expenses:
•Closure of five branch locations in Pennsylvania and staffing model adjustments designed to drive long-term growth and improve operating efficiencies. As a result of these initiatives to streamline our physical footprint, the Company recorded a pre-tax restructuring charge of $3.2 million.
•Settlement of a ten-year-old litigation matter, which resulted in a pre-tax provision for legal settlement of $13.0 million, to avoid the cost, risks and distraction of continued litigation.
The actual amounts earned under the 2022 incentive programs based on adjusted performance in 2022 are described below:
•Net income for 2022 was $34.8 million compared to $29.0 million at target, resulting in rewards payable under both the STIP and LTIP at the maximum of the performance range with respect to this performance metric.
•ROAE for 2022 was 14.25% compared to 10.40% at target, resulting in awards payable under both the STIP and LTIP at the maximum of the performance range with respect to this performance metric.
The Compensation Committee has the discretion to adjust both STIP and LTIP awards upward or downward by up to 20% of the earned award under certain limited circumstances. The Compensation Committee exercised this discretion to decrease awards from 150% of target to 130% for our CEO and 138% for our other NEOs. The Committee determined this downward adjustment was appropriate in light of the adjustments for one-time expenses and the fact that the Company’s actual GAAP performance was lower than its adjusted performance results.
STIP awards were additionally contingent on the Company maintaining an acceptable level of credit quality, a condition which was satisfied for 2022. As a result, STIP awards were paid in cash at as described in more detail below.
LTIP awards were granted in early 2023 at 130% and 138% of target to our CEO and other NEOs, as applicable. Awards consisted of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units.
Time-vested restricted stock awards will vest 33% on each of the first three anniversaries of the grant date, provided the NEO is employed on the vesting date.
Performance-vested restricted stock units will vest 100% after three years, with the number of restricted stock units that vest dependent on performance against pre-established goals during the three-year performance period from 2023-2025 as well as continued employment. The performance measurement on these awards uses a two-step measurement process:
1.First, the Company’s Return on Average Assets (“ROAA”) is tracked against internal expectations that are communicated at the time of grant based on budgeted performance expectations at that time.
2.After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of similarly-sized banks determined on the date of the award. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the index.
Equity Awarded in 2022 for 2021 Performance
Based on 2021 performance against our net income and ROAE goals, executives were granted equity awards in 2022 at 125%-130% of target in the amounts, and under the conditions, set forth in the 2022 Grant of Plan-Based Awards Table in the section entitled “Equity Granted in 2022” below. The stock awards were split evenly between time-vested restricted stock awards and performance-vested restricted stock units, which will vest, if at all, based on our performance against pre-established three-year ROAA and TSR goals.

SHAREHOLDER ENGAGEMENT
Since 2019, the Company has recognized the value of consistent communication with shareholders to better understand their views on a variety of topics, including executive compensation programs and ESG issues, involving the Company. The Company annually engages in extensive dialogue with shareholders regarding the Company’s performance and compensation practices through a formal shareholder engagement program. The Company’s shareholder engagement program is now a year-round process whereby the Company offers engagement to interested institutional shareholders and retail shareholders owning 10,000 or more shares of the Company's Common Stock through periodic telephonic meetings, as well as in-person or virtual meetings with institutional shareholders and/or their representatives as requested. Our shareholder engagement program assists management and the Board of Directors in better understanding shareholder opinions and priorities, in making thoughtful and deliberate decisions, and in ensuring that these decisions are aligned with the interests of shareholders.
Likewise, the Compensation Committee has made the Company’s shareholder engagement program part of its annual compensation decision-making process. The Company has experienced improving Say-on-Pay proposal vote results, with 57%, 71%, 85% and 89% of votes cast being cast in favor of the Company’s Say-on-Pay proposals at the annual meetings in 2019, 2020, 2021 and 2022, respectively. The Compensation Committee believes that this improvement is, in part, the result of the Company’s enhanced shareholder engagement efforts. Though the Say-on-Pay votes are nonbinding and the results have improved, the Board of Directors and the Compensation Committee seriously consider the opinions of, and feedback from, our shareholders when making compensation decisions. The Company continues to maintain an annual frequency of Say-on-Pay votes.
Between the 2022 Annual Meeting of Shareholders and the date of this proxy statement, the Company offered engagement opportunities to holders of approximately 30% of its outstanding shares. During these meetings, shareholders expressed their general satisfaction with the Company's performance and the modifications to our compensation program made for 2021, plan designs which were maintained for 2022.
HOW WE SET COMPENSATION
Role of Compensation Committee in Setting Executive Compensation
The Company's Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing the development and approval of compensation and benefits paid to the Company's NEOs and non-employee directors, and administering the Company's incentive plans, which includes the determination of grant amounts and vesting terms of awards under such plans. In addition, the Compensation Committee is responsible for the development and approval of employment agreements with our NEOs. The Compensation Committee is responsible for determining whether its executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and its shareholders. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by its Chief Executive Officer. However, our Chief Executive Officer is not present during deliberations or voting by our Compensation Committee relating to his own compensation.
Roles of Executive Officers and Management in Setting Executive Compensation
The Compensation Committee occasionally requests one or more members of executive management to be present at committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation; however, only Compensation Committee members vote on decisions regarding executive compensation.
The Company’s Chief Executive Officer provides recommendations to the Compensation Committee on matters relating to the compensation of the executive management team other than his own compensation. In addition, the Chief Executive Officer provides specific recommendations regarding base salary adjustments and STIP and LTIP awards for members of the executive management team other than himself to the Compensation Committee. The Compensation Committee retains sole discretion with respect to compensation decisions regarding the Company’s executive management team.
Role of Compensation Consultant
Pursuant to its charter, the Company's Compensation Committee may, in its sole discretion, retain or obtain the advice and assistance of a compensation consultant, legal counsel or other adviser. The Compensation Committee may retain or obtain the advice of an adviser only after taking into consideration factors related to that person’s independence from management, including each of the factors it is required to take into consideration under the Corporate Governance Standards under NASDAQ Rule 5600, subject to limited exceptions. The Compensation Committee is responsible for the appointment, compensation, and oversight of any adviser it retains. The Company is obligated to provide appropriate funding for the compensation of any such adviser.
For 2022, the Company, at the behest of the Compensation Committee, retained the services of Aon, which is an independent executive compensation consulting firm. In 2022, Aon did not provide any other services to the Company and worked with the

Company’s executive management team only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of Aon in 2022 pursuant to SEC and NASDAQ requirements and concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from Aon on a range of external market factors, including evolving compensation trends, appropriate peer group companies, and market survey data. Aon also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the NEOs.
2022 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Overview
Our compensation philosophy is designed to retain talent and align pay with performance of the Company. The following table lists and describes the purpose of the key elements of compensation for our NEOs:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To attract and retain key executive talent by providing a stable source of compensation for services rendered during the fiscal year
Short-Term Incentive Plan	Performance-based cash payment based on financial, operational, and strategic metrics	To motivate executive officers to achieve the Company’s annual strategic and financial goals and reward individual performance
Long-Term Incentive Plan—Time-Vesting	Performance-based share awards with multi-year vesting periods; award sizes are based on financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes long-term value creation and retention
Long-Term Incentive Plan—Performance-Vesting	Restricted Stock Unit (RSU) grants with multi-year vesting and performance periods; RSUs vest based on achievement of specific financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes executives to achieve long-term performance goals
Deferred Compensation Plans	Include deferred compensation plans and salary continuation plans	To provide NEOs an economic incentive for long-term service to the Company
Perquisites	Car allowances and/or club membership dues	To defray the NEOs’ expenses for recruitment or client entertainment and reduce the Company’s mileage reimbursement expense
Benchmarking of Compensation Levels
In making compensation decisions for 2022, the Compensation Committee reviewed market data related to base salary, annual bonus and total compensation from the most recent public information available for the peer group identified in the table below. While initial consideration was given to banks in MD, NJ, NY, PA, and VA, with assets between $1 billion and $5 billion, the Compensation Committee narrowed this list to a group of banks which met the following basic criteria:
•Commercial banks;
•Having assets of approximately $1.4 billion to $5.3 billion at December 31, 2021, compared to the Company, which had approximately $2.8 billion in assets as of December 31, 2021;
•Domiciled in the states of MD, NJ, NY, PA, and VA, but not headquartered in New York City or on Long Island; and
•Having similar business models, including a commercial banking focus with a wealth and/or mortgage business.

Applying these criteria resulted in the following 22 institutions, which the Compensation Committee determined to be most closely comparable to the Company:

ACNB Corporation	American National Bankshares, Inc.	Arrow Financial Corporation
BCB Bancorp, Inc.	C&F Financial Corporation	Carter Bankshares, Inc.
Chemung Financial Corporation	Citizens & Northern Corporation	City Holding Company
CNB Financial Corporation	Codorus Valley Bancorp, Inc.	Evans Bancorp, Inc.
Financial Institutions, Inc.	First Bank	First Community Bancshares, Inc.
Mid Penn Bancorp, Inc.	Peapack-Gladstone Financial Corporation	Peoples Financial Services Corp.
Primis Financial Corp.	Summit Financial Group, Inc.	The Community Financial Corporation
TrustCo Bank Corp NY
The Company reviewed both the data from this peer group and other industry surveys. When comparing the Company and its peers, the Company did not use a formulaic approach to benchmarking compensation for individual job positions, due primarily to the lack of direct comparability among job functions and responsibilities, and individual experience.
Components of Our Compensation Program
Base Salary
Base salaries for our NEOs are set annually by the Compensation Committee and are designed to compensate each executive for the experience, education, responsibilities and other qualifications of the executive that are essential to the specific role the executive serves within the organization. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities. The base salaries for each of our NEO's for the two most recent fiscal years and the year-over-year change are set forth in the table below.

	2021 Base Salary ($)	2022 Base Salary ($)	Year-Over-Year Change (%)
Thomas R. Quinn, Jr.	561,707	700,000	24.6
Neelesh Kalani	285,000	325,000	14.0
Adam L. Metz	289,737	295,532	2.0
Robert G. Coradi	267,753	295,000	10.2
Christopher D. Holt	341,250	348,075	2.0
In determining 2022 base salaries for all NEOs, the Compensation Committee considered the Company’s record earnings performance in 2021 on measures such as net income and return on average equity, as well as the uniquely challenging labor market and inflationary wage pressures the Bank was experiencing at that time. The Committee also considered factors specific to each NEO, such as individual and departmental performance, compensation history, competitive market positioning and other factors. In particular, the Compensation Committee increased Mr. Quinn's base salary to reflect his performance as Chief Executive Officer of the Company, his leadership through the challenging times of the COVID-19 pandemic, and the Company's improved financial performance. Mr. Kalani's base salary was increased one year after his appointment as the Company's Chief Financial Officer after an evaluation of his performance and contributions to the Company's success. Mr. Coradi's base salary was increased to reflect additional duties and responsibilities. Mr. Metz and Mr. Holt received customary annual base salary increases.
Incentive Compensation
General
Incentive awards link annual compensation to annual Company performance, and link the long-term compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company. Our incentive compensation program for 2022 provided cash opportunities through the STIP and equity opportunities through the LTIP, which provides for both time-vested restricted stock awards and performance-vested restricted stock units awards. Incentive compensation to our NEOs based on 2022 performance was targeted evenly between cash opportunities under the STIP and equity award opportunities under the LTIP, with actual awards in both programs initially earned based on our Net Income and ROAE performance in 2022.
Awards under the STIP and LTIP are made early each year based on the Company’s performance in the previous year. Upon completion of each fiscal year, the Compensation Committee determines each NEO’s STIP award and LTIP award relative to corporate performance against the pre-established metrics and targets. For 2022, the Compensation Committee selected Net Income and ROAE as the financial metrics that determined initial award amounts for both STIP and LTIP awards. The Compensation

Committee further selected ROAA and total shareholder return as the performance metrics to determine the vesting, if any, of the portion of LTIP awards that are subject to future performance vesting. These metrics were selected because the Compensation Committee considers them the most significant indicators of the Company’s financial performance.
Objective Performance Evaluation
Under both the STIP and the LTIP, each of the two objective performance goals of Net Income and ROAE represented 50% of each NEOs’ total target incentive payout between the two plans. The target performance for these goals equalled the Company’s budgeted Net Income and ROAE for 2022.
Each NEO’s STIP award and initial LTIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned. For 2022, Mr. Quinn was the only NEO in Tier 1; Messrs. Kalani, Metz, Coradi, and Holt were all in Tier 2. The following table represents the Net Income and ROAE targets for 2022 as approved by the Compensation Committee and the corresponding payout scale as a percentage of base salary.

	Net Income			Return on Average Equity
		Total Incentive Payout % of Base			Total Incentive Payout % of Base
	Performance Level	Tier 1	Tier 2	Performance	Tier 1	Tier 2
	($000)	(CEO)	(Other NEOs)	Level	(CEO)	(Other NEOs)
Threshold	26,500	25.0%	20.0%	9.5%	25.0%	20.0%
Target	29,000	50.0%	40.0%	10.4%	50.0%	40.0%
Maximum	33,000	75.0%	60.0%	11.8%	75.0%	60.0%

If the target performance levels are attained, the Net Income and ROAE portions of the incentive awards would be initially earned at target levels. Performance between threshold and target or between target and maximum would result in interpolated payouts on a straight-line basis. If performance is below threshold for a given performance goal, no incentive would be paid for that goal. Performance above maximum for a given goal would result in payout at maximum for that goal.
As discussed in detail in the “Long-Term Incentive Plan” section, 50% of LTIP awards initially earned based on performance in 2022 are subject to future performance vesting and continue to be at risk for three additional years based on the Company’s performance against pre-established ROAA and TSR goals.
One-Time Adjustments
Under the terms of the incentive compensation plans, the Compensation Committee has the authority to adjust financial performance metrics used to determine initial STIP awards and LTIP awards for one-time positive or negative events outside of the Company's normal operations which have a material effect on the Company’s results. Potential adjustments include but are not limited to tax-related matters, merger-related costs, gains or losses arising from security sales, changes in regulation, and other significant events. While the Committee annually has the ability to exclude one-time items, before 2022 it had not elected to do so.
The Company’s GAAP Net Income and ROAE for the year ended December 31, 2022 were $22.0 million and 9.02%, respectively. These results were negatively affected by two material one-time charges which were outside the Company’s normal operations, and which the Compensation Committee believes were prudent to facilitate the Company’s long-term growth strategy and improve operating efficiencies. Specifically, during 2022, the Company announced the closure of five branch locations in Pennsylvania and staffing model adjustments designed to drive long-term growth and improve operating efficiencies in 2023 and forward. As a result of these initiatives, the Company recorded a pre-tax restructuring charge of $3.2 million. In addition, to avoid the cost, risks and distraction of continued litigation, the Company agreed to settle a ten-year-old litigation matter, which resulted in a provision for legal settlement ("legal settlement") of $13.0 million, before the tax effect. Because these events are expected to drive long-term growth and improve operating efficiencies in 2023 and forward and therefore enhance long-term shareholder value, the Compensation Committee determined that it was appropriate to apply the Company's adjusted performance results to its target performance metrics when determining awards under the STIP and LTIP.
Excluding the impact of the legal settlement and the restructuring charge, Net Income and ROAE were $34.8 million and 14.25%, respectively, for the year ended December 31, 2022. These adjusted figures are sometimes referred to in this proxy statement as Adjusted Net Income and Adjusted ROAE, respectively.

The following table summarizes the Company’s 2022 performance relative to the Net Income and ROAE targets established by the Compensation Committee for both the STIP and LTIP, both on a GAAP basis and adjusted to exclude the effects of the restructuring charges and legal settlement.

2022 Incentive Plan Performance
Dollars in thousands	Threshold	Target	Maximum	2022 GAAP Results	2022 Adjusted Results(1)
Net Income	$26,500	$29,000	$33,000	$22,037	$34,799
Return on Average Equity	9.50%	10.40%	11.80%	9.02%	14.25%
(1) Adjusted to exclude the impact of the restructuring charge and legal settlement for the year ended December 31, 2022.
Subjective Performance Evaluation
If the Company’s performance is at or above threshold for a given performance goal, following the calculation of awards earned based on objective performance, the Compensation Committee has the ability to adjust STIP and/or LTIP awards upward or downward by up to 20% of the earned award. This adjustment potential is intended to provide the Compensation Committee with a flexible but limited tool to recognize company or individual performance results, whether positive or negative, outside of the two objective performance measures. The Compensation Committee has the flexibility to consider any factors it deems relevant to its adjustment of earned awards, including but not limited to growth, risk, compliance and technology factors, special projects or initiatives, and other factors. The Compensation Committee expects to use this flexibility only rarely.
Although the Compensation Committee determined that it was appropriate to apply the Company's adjusted performance results to its target performance metrics when determining awards under the STIP and LTIP, the Compensation Committee determined that it was also appropriate to use its discretion to reduce incentive compensation awards in light of the fact that the Company's actual GAAP results were lower than its adjusted performance results. As a result, STIP and initial LTIP awards were paid at 130% and 138% of target rather than at 150% of target for the Tier 1 NEO and Tier 2 NEOs, respectively.
Short-Term Incentive Plan (STIP) Awards with Credit Quality Modifier
STIP awards are paid in cash. Each NEO’s STIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned, as described above. The base salary used in incentive calculations will generally be the NEO’s annualized salary rate as of the last day of the relevant fiscal year. In the case of a mid-year salary increase associated with a change in role, the Compensation Committee retains the discretion to pro-rate the salary used in the calculation based on the date of the salary increase.
Any incentive awards under the STIP are contingent on the Company maintaining an acceptable level of credit quality, as defined by the ratio of non-performing assets to total assets. If the ratio of non-performing assets to total assets is greater than 2%, STIP awards will be reduced by 30%. If the ratio of non-performing assets to total assets is greater than 4%, STIP awards will be eliminated.
For the year ended December 31, 2022, Adjusted Net Income was $34.8 million, compared to $29.0 million at target, and Adjusted ROAE was 14.25%, compared to 10.40% at target, resulting in cash awards payable, before any discretionary adjustment, under the STIP at the maximum of the performance range with respect to both performance metrics. As discussed above, the Compensation Committee determined that it was appropriate to use its discretion to reduce incentive compensation awards in light of the fact that the Company's actual GAAP results were lower than were lower than its adjusted performance results. In addition, the Company’s non-performing assets to total assets ratio was less than 2%, so no further downward modification was applied to the awards.
The following table summarizes the STIP opportunities available, and actual payments made, to NEOs for 2022 performance.

	% of Base Salary			Potential Payout Amounts ($)			Actual
	Threshold	Target	Maximum	Threshold	Target	Maximum	Cash Incentive Award ($)
Thomas R. Quinn, Jr.	25%	50%	75%	175,000	350,000	525,000	455,000
Neelesh Kalani	20%	40%	60%	65,000	130,000	195,000	178,750
Adam L. Metz	20%	40%	60%	59,106	118,213	177,319	162,543
Robert G. Coradi	20%	40%	60%	59,000	118,000	177,000	162,250
Christopher D. Holt	20%	40%	60%	69,615	139,230	208,845	191,441

Long-Term Incentive Plan (LTIP)
The Compensation Committee believes that equity awards under the LTIP effectively align executives with interests of shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of Company Common Stock, to have a meaningful interest in the future of the Company and sustained shareholder value creation and to receive compensation that varies based on multi-year performance.
As discussed in the “Incentive Compensation” section, the initial value of each NEO’s LTIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned and is subsequently expressed as a number of shares of Company Common Stock valued on the date of grant. Fractional shares cannot be distributed. The base salary used in incentive calculations will generally be the NEO’s annualized salary rate as of the last day of the relevant fiscal year. In the case of a mid-year salary increase associated with a change in role, the Compensation Committee retains the discretion to pro-rate the salary used in the calculation based on the date of the salary increase.
Awards initially earned under the LTIP based on performance against the plan’s Net Income and ROAE goals are granted in early 2023 and consist of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units.
Time-Vested Restricted Stock Awards
Time-vested restricted stock awards vest 33% in each of the first three years following the grant date, provided the NEO is employed on the vesting date.
Performance-Vested Restricted Stock Units With Total Shareholder Return Modifier.
Performance-vested restricted stock units vest 100% after three years, with the number of restricted stock units that vest dependent on the Company’s performance against pre-established goals during the performance period from beginning in the year of grant and ending following two additional fiscal years, as well as the NEO’s continued employment through the vesting date. The performance measurement on these awards uses a two-step measurement process which considers the Company's performance against a ROAA goal as well as the Company’s total shareholder return:
1.First, the Company’s ROAA is tracked against internal expectations that are communicated at the time of grant based on budgeted performance expectations at that time.
2.After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of similarly-sized banks determined on the date of the award. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the index.
The three-year ROAA goal has a defined threshold, target and maximum performance levels based on budgeted ROAA levels at the time the plan was established. We have elected not to disclose these performance levels for either the 2022 or 2023 awards until the conclusion of the performance period for competitive reasons. The table below illustrates the payout relationships between threshold, target and maximum for the ROAA goal.

% of Target Payout
Threshold Performance	Target Performance	Maximum Performance
50%	100%	200%

Performance between threshold and target or between target and maximum will result in interpolated vesting on a straight-line basis. If performance is below threshold, no restricted stock units will vest. Performance above maximum will result in vesting at maximum.
After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of 91 publicly-traded banks between $2 billion and $5 billion in total assets as of December 31, 2022. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the above referenced index.

The following table illustrates the percentage of payout modified under the total shareholder return modifier for restricted stock units performance-vesting under the LTIP:

Three-Year Total Shareholder Return
Orrstown Total Shareholder Return Compared to Index 50th Percentile	Modifier
Underperform the 50th by 20% or more	(20)%
Perform at the 50th	—%
Outperform the 50th by 20% or more	20%

Unlike restricted stock awards, performance-vested restricted stock units are not eligible to vote or receive dividends until vested and settled into shares of Company Common Stock.
The Compensation Committee views the bifurcation of a) the metrics to determine the grant of STIP awards and LTIP awards and b) the vesting metrics of the performance-vested restricted stock units as consistent with feedback from shareholders that they prefer incentive plans to consider a variety of performance measures and time horizons. Incentive awards link annual compensation to annual Company performance, and link the compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company.
Equity Awarded in 2023 for 2022 Performance
For the year ended December 31, 2022, Adjusted Net Income was $34.8 million, compared to $29.0 million at target, and Adjusted ROAE was 14.25%, compared to 10.40% at target, resulting in equity awards payable, before any discretionary adjustment, under the LTIP at the maximum of the performance range with respect to both performance metrics. As discussed above, the Compensation Committee determined that it was appropriate to use its discretion to reduce incentive compensation awards in light of the fact that the Company's actual GAAP results were lower than its adjusted performance results.
The following table summarizes the equity awards made pursuant to the terms of the LTIP under the Company’s 2011 Stock Incentive Plan to NEOs in 2023 based on 2022 performance. In accordance with SEC reporting rules, these awards will be disclosed as 2023 compensation in the Summary Compensation Table of the Company’s 2024 proxy statement.

Name	Target Opportunity ($)	Payout as % of Target(1)	Total Value of Equity Incentive Award ($)	Time-Vested Restricted Stock Award(2)($)	Time-Vested Restricted Stock Award(#)	Performance-Vested Restricted Stock Unit Award(3)($)	Performance-Vested Restricted Stock Unit Award(#)
Thomas R. Quinn, Jr.	350,000	130%	454,992	227,496	9,479	227,496	9,479
Neelesh Kalani	130,000	138%	178,752	89,376	3,724	89,376	3,724
Adam L. Metz	118,213	138%	162,552	81,288	3,387	81,264	3,386
Robert G. Coradi	118,000	138%	162,240	81,120	3,380	81,120	3,380
Christopher D. Holt	139,230	138%	191,448	95,736	3,989	95,712	3,988

(1)
At December 31, 2022, the Company exceeded the Maximum Threshold Targets after excluding the effects of the restructuring charge and the litigation settlement, resulting in the Tier 1 NEO receiving 65%% of the base salary and Tier 2 NEOs receiving 55%% of their base salaries, after giving effect to the discretionary reduction made by the Compensation Committee. The Payout as a % of Target is calculated as the percentage of the Total Value of Equity Incentive Award divided by the percentage for Target Opportunity.

(2)	Granted on February 10, 2023. Restricted stock awards vest 33% on February 16, 2024, 2025 and 2026, provided the NEO is employed on the vesting date.
(3)
Granted on February 10, 2023. Restricted stock units vest on February 16, 2026 contingent on performance against pre-established goals during the three-year performance period (2023-2025) as well as continued service through the vesting date using the two-step measurement process described above.

As discussed earlier, the performance-vested RSU award is subject to future performance conditions on pre-established performance metrics, including an internal ROAA goal and the Company’s TSR compared to an index of 91 publicly-traded banks between $2 billion and $5 billion in assets as of December 31, 2022.

Equity Awarded in 2022 for 2021 Performance
In accordance with SEC reporting rules, equity awarded in 2022 based on performance in 2021 is reported in the Summary Compensation Table as 2022 compensation, even though we consider those awards as part of the 2021 compensation program.
Based on 2021 performance, executives were granted initial equity awards in 2022 at the maximum of the performance range in the amounts shown below.

Name	Target Opportunity ($)	Payout as % of Target(1)	Total Value of Equity Incentive Award ($)	Time-Vested Restricted Stock Award(2) ($)	Time-Vested Restricted Stock Award(#)	Performance-Vested Restricted Stock Unit Award(3)($)	Performance-Vested Restricted Stock Unit Award(#)
Thomas R. Quinn, Jr.	280,854	130%	365,121	182,548	7,299	182,573	7,300
Neelesh Kalani	114,000	125%	142,507	71,279	2,850	71,228	2,848
Adam L. Metz	115,895	125%	144,858	72,404	2,895	72,454	2,897
Robert G. Coradi	107,101	125%	133,879	66,927	2,676	66,952	2,677
Christopher D. Holt	136,500	125%	170,618	85,309	3,411	85,309	3,411

(1)
At December 31, 2021, the Company exceeded the Maximum Threshold Targets resulting in the Tier 1 NEO receiving 65% of the base salary and Tier 2 NEOs receiving 50% of their base salaries. The Payout as a % of Target is calculated as the percentage for Maximum Opportunity divided by the percentage for Target Opportunity.

(2)	Granted on February 16, 2022. Restricted stock awards vest 33% on each of the first three anniversaries of the grant date, provided the NEO is employed on the vesting date.
(3)
Granted on February 16, 2022. Restricted stock units vest contingent on performance against pre-established goals during the three-year performance period (2022-2024 for 2021) as well as continued service through the vesting date using the two-step measurement process described above.

As discussed earlier, 50% of the equity award was granted in the form of time-vested restricted stock awards, which vest 33% in each of the first three years following the grant date provided the executive remains employed. The remaining 50% of the award was granted in the form of performance-vested restricted stock units, which cliff vest in 2025, if at all, based on the Bank’s performance against a three-year internal ROAA goal and the bank’s TSR performance compared to an index of 82 publicly-traded banks between $2 billion and $5 billion in assets as of December 31, 2020. We have elected not to disclose the defined ROAA performance levels until the conclusion of the performance period for competitive reasons.
Split-Dollar Life Insurance Arrangement
The Bank has entered into a split-dollar life insurance arrangement with Mr. Quinn in order to provide a death benefit to the executive’s beneficiaries and to allow the executive access to the cash surrender value of the policy in excess of the amount of premiums paid by the Bank upon his retirement. The split-dollar life insurance arrangement will provide Mr. Quinn with a $1,350,707 lifetime death benefit as of December 31, 2022.
Other Awards and Compensation Perquisites
Mr. Quinn has been provided with personal use of a Company vehicle and Mr. Metz has been provided a vehicle allowance. Both of these positions require extensive travel across the Company’s market area. In each case, an analysis was conducted to determine if reimbursement of mileage to a NEO was a less expensive alternative for the Company.
During 2022, Messrs. Metz and Holt had country club memberships provided by the Bank. Their positions require extensive client entertainment and recruitment of top-flight human capital. Initiation dues paid by the Company will be recouped by the Company on a pro-rated basis when the NEO relinquishes their membership on a pro-rated basis during the year of termination.
401(k) Plan
The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50% of employee contributions under the plan, up to 3% of an employee’s annual compensation.
Anti-Hedging and Anti-Pledging
Directors, executive officers, and related persons are prohibited from purchasing, selling, or making any offer to purchase or offer to sell, derivative securities relating to securities of the Company or to enter into private contracts removing the economic risk associated with owning the Company’s securities from the director, executive officer, or related persons. Directors, executive officers, and related persons are prohibited from pledging the Company’s securities in a loan of any kind, including, but not limited to, a margin loan or a Non-Purpose Loan as defined by Regulation U.
Clawback and Forfeiture Provisions
The Company has clawback and forfeiture provisions in place for losses arising from individual instances of fraud or malfeasance, including legal costs. Our 2011 Stock Incentive Plan, which is the plan pursuant to which we make all of our equity awards, and related award agreements contains broad language regarding clawbacks and forfeitures and make all awards under the 2011 Stock Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Compensation Committee. Additionally, if the Bank were to ever not be considered “well-capitalized” as defined by U.S. banking regulations, all unvested LTIP awards are subject to automatic claw-back. The Compensation Committee also has discretion over other circumstances that may trigger the clawback provision.

Compensation Committee Report
We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Submitted by the Compensation Committee:

Floyd E. Stoner, Chair
Michael J. Rice
Glenn W. Snoke
Joel R. Zullinger
Except as set forth above, this report shall not be deemed to be incorporated by reference, by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Summary Executive Compensation
The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2022 for services rendered in all capacities by our NEOs.
2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock & RSU Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas R. Quinn, Jr.	2022	694,681	—	365,121	—	455,000	992,095	19,801	2,526,698
President and	2021	552,448	—	159,604	—	365,110	875,735	14,160	1,967,057
Chief Executive Officer	2020	534,959	—	253,059	—	159,719	765,537	25,906	1,739,180

Neelesh Kalani	2022	299,281	—	142,507	—	178,750	—	8,567	629,105
Executive Vice President and	2021	263,769	—	123,498	—	142,500	—	7,591	537,358
Chief Financial Officer	2020	—	—	—	—	—	—	—	—

Adam L. Metz	2022	293,526	—	144,858	—	162,543	20,000	24,142	645,069
Executive Vice President and	2021	284,961	—	82,330	—	144,870	—	21,088	533,249
Chief Revenue Officer	2020	275,940	—	92,459	—	82,438	—	25,863	476,700

Robert G. Coradi	2022	275,465	—	133,879	—	162,250	129,775	11,828	713,197
Executive Vice President and	2021	263,340	—	76,083	—	133,878	124,694	11,464	609,459
Chief Risk Officer	2020	255,003	—	85,436	—	76,191	118,472	9,972	545,074

Christopher D. Holt	2022	345,713	—	170,618	—	191,441	266,215	13,372	987,359
Executive Vice President and	2021	335,625	—	96,968	—	170,626	231,724	12,712	847,655
Market President	2020	325,000	—	21,090	—	97,074	91,250	5,622	540,036

(1)
Stock and option awards are valued based on the aggregate grant date fair value of awards granted during the year computed for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by ASC Topic 718. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised or the value of stock awards when they vest. Please see the 2022 Outstanding Equity Awards at Fiscal Year-End Table below for more information regarding stock awards and options outstanding at December 31, 2022.

(2)	Represents the aggregate increase in the present value of the officer’s accumulated benefit under the salary continuation plan.
(3)	See 2022 All Other Compensation Table below.

The compensation represented by the amounts set forth in the “All Other Compensation” column in the 2022 Summary Compensation Table is detailed in the following table.
2022 ALL OTHER COMPENSATION TABLE

		Vehicle
		Allowance or
		Personal use	Country		Split Dollar	Company Contributions
		of Company	Club	Insurance	Life Insurance	to Retirement and
Name	Year	Vehicle ($)	Dues ($)	Premiums ($)(1)	Benefit ($) (2)	401(k) Plans ($)	Total ($)
Thomas R. Quinn, Jr.	2022	4,683	—	3,564	2,404	9,150	19,801
	2021	5,597	—	3,564	1,854	3,145	14,160
	2020	5,082	13,634	3,564	3,626	—	25,906

Neelesh Kalani	2022	—	—	810	—	7,757	8,567
	2021	—	—	779	—	6,812	7,591
	2020	—	—	—	—	—	—

Adam L. Metz	2022	8,400	7,162	1,242	—	7,338	24,142
	2021	8,400	6,948	1,242	—	4,497	21,087
	2020	8,400	12,514	810	—	4,139	25,863

Robert G. Coradi	2022	—	—	3,564	—	8,264	11,828
	2021	—	—	3,564	—	7,900	11,464
	2020	—	—	2,322	—	7,650	9,972

Christopher D. Holt	2022	—	1,900	2,322	—	9,150	13,372
	2021	—	1,690	2,322	—	8,700	12,712
	2020	—	—	2,322	—	3,300	5,622

(1)	The reported insurance premiums are paid by the Bank as part of the Bank’s sponsored group term life insurance benefit.
(2)	Represents the aggregate increase in the present value of the officer’s benefit under the Bank's split dollar life insurance arrangement with the officer.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards made to the NEOs during the last fiscal year.
2022 GRANT OF PLAN-BASED AWARDS TABLE

		Payouts under non-equity incentive plan awards (1)			Estimated future payments under equity incentive plan awards (2)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: number of shares of stock or units (#) (3)	Grant date fair value of stock and option Awards (4) ($)
Thomas R. Quinn, Jr.	2/16/2022	140,427	280,854	365,110	—	—	—	—	—
	2/16/2022	—	—	—	2,920	7,300	17,520	—	182,573
	2/16/2022	—	—	—	—	—	—	7,299	182,548
Neelesh Kalani	2/16/2022	57,000	114,000	142,500	—	—	—	—	—
	2/16/2022	—	—	—	1,139	2,848	6,835	—	71,228
	2/16/2002	—	—	—	—	—	—	2,850	71,279
Adam L. Metz	2/16/2022	57,947	115,895	144,869	—	—	—	—	—
	2/16/2022	—	—	—	1,159	2,897	6,953	—	72,454
	2/16/2022	—	—	—	—	—	—	2,895	72,404
Robert G. Coradi	2/16/2022	53,551	107,101	133,877	—	—	—	—	—
	2/16/2022	—	—	—	1,071	2,677	6,425	—	66,952
	2/16/2022	—	—	—	—	—	—	2,676	66,927
Christopher D. Holt	2/16/2022	68,250	136,500	170,625	—	—	—	—	—
	2/16/2022	—	—	—	1,364	3,411	8,186	—	85,309
	2/16/2022	—	—	—	—	—	—	3,411	85,309

(1)	These amounts illustrate the threshold, target, and maximum cash awards payable under the annual incentive compensation plan. Cash awards were paid out at the maximum of the performance range.
(2)	Restricted stock units vest, if at all, three years from the date of the grant, subject to performance on pre-established ROAA and TSR goals.
(3)	Represents time-vested restricted stock awards. Except as otherwise noted, all time-vested restricted stock awards vest 33% in each of the first three years following the grant date.
(4)	The fair value of the award is the fair value of the Company Common Stock on the date of grant ($25.01 per share) multiplied by the number of shares granted.
2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards			Restricted Stock Awards / Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas R. Quinn, Jr	—	—	—	35,310	817,780	31,810	736,720
Neelesh Kalani	—	—	—	12,378	286,674	7,378	170,874
Adam L. Metz	—	—	—	14,670	339,757	14,670	339,757
Robert G. Coradi	—	—	—	13,557	313,980	13,557	313,980
Christopher D. Holt	—	—	—	13,115	303,743	12,115	280,583

(1)	There were no outstanding or exercisable options at December 31, 2022.
(2)	Calculated using the December 30, 2022 closing stock price of $23.16 per share.

2022 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Thomas R. Quinn, Jr.	—	—	8,388	205,758
Neelesh Kalani	—	—	—	—
Adam L. Metz	—	—	4,326	106,117
Robert G. Coradi	—	—	3,613	88,627
Christopher D. Holt	—	—	6,900	169,602

(1)	Calculated using the closing market price of the Company's Common Stock on the date of vesting.

Supplemental Employee Retirement Plans
The Bank has established salary continuation plans for certain of its executive officers, including Messrs. Quinn and Coradi, in order to provide them with supplemental retirement income (the “Salary Continuation Agreements”). The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.
The Salary Continuation Agreements provide the executive officers with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control. In the event of early termination by the Company other than for cause, or by the executive, unrelated to a change in control transaction and prior to reaching normal retirement age, the executive would receive the accumulated benefit described in the 2022 Pension Benefit Table.
Benefits are payable in monthly installments over a 15-year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability. The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65 and Mr. Coradi of $100,000 at age 65. The Company has also entered into a deferred compensation agreement with Mr. Quinn as discussed below.
The Company has purchased whole life insurance where certain NEOs are the insured and the Company is the death beneficiary. Such policies are in place for Mr. Quinn, Mr. Holt and Mr. Coradi. During the NEOs employment, the Company earns income on the life insurance policy. In 2022, the Company earned $2.3 million on all life insurance policies, tax free.
In the event of an early separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15-year period. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.
Benefits under the Salary Continuation Agreement will be forfeited by an executive officer who is terminated for cause; if the executive officer commits suicide within two years after the effective date of the Salary Continuation Agreement; if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance; if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act; or the executive officer competes with the Company or the Bank in violation of the restrictive covenants set forth in his or her Salary Continuation Agreement.
A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”

Executive Deferred Compensation Agreements
In 2019, the Bank entered into a deferred compensation agreement with Mr. Quinn. The deferred compensation agreement is intended to provide Mr. Quinn with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after he reaches normal retirement age (age 65), the month following his reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreement provides for the establishment of a deferral account into which the Bank may, but is not required to, make monthly contributions. The Bank makes monthly contributions of $33,721 into the deferral account and may make additional discretionary contributions from time to time. The Compensation Committee authorized a discretionary contribution to Mr. Quinn’s deferral account under his deferred compensation agreement for 2022 in the amount of $20,000. The deferral account earns interest at a rate equal to the Company’s Return on Average Tangible Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Such contributions may be increased or decreased within the sole discretion of the Bank. Assuming the Bank continues a monthly contribution of $33,721, the annual normal retirement benefit is anticipated to be approximately $200,000.
Prior to the earliest to occur of: (1) a separation from service, (2) disability, (3) death and (4) the executive attaining age 70, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of 4%, except in the event of a change in control, in which case no interest will accrue until normal retirement age and, thereafter, interest will accrue at the rate of 4%.
In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than zero nor more than 15%.
The total benefit payable in the event of normal retirement, early termination or disability is equal to the deferral account balance as of such date, with interest accruing as described above.
The total benefit payable in the event of a separation from service in connection with a change in control and prior to normal retirement age is the greater of the projected deferral account balance and $2,260,638. The projected deferral account balance is the deferral account balance at the date of the separation from service, plus an additional amount equal to the average monthly contribution made by the Bank prior to the separation from service multiplied by the number of months remaining through normal retirement age. Consistent with the Salary Continuation Agreement entered into between the Bank and Mr. Quinn in 2009, in the event that any benefit distributable under the agreement would subject the executive to an excise tax under the excess parachute rules of Internal Revenue Code Section 280G, the agreement provides for the payment of an additional amount equal to the executive’s excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus the executive’s marginal income tax rate).
The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,260,638.
Benefits under the agreement will be forfeited if executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters, or if the executive solicits the Bank’s customers or employees.
The Bank entered into a deferred compensation agreement with Mr. Holt in 2020 and Mr. Metz in 2022 for the purpose of retaining them through the normal retirement age of 65 or after. The deferred compensation agreements are intended to provide the executives with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after they reach normal retirement age, the month following their reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreements provide for the establishment of a deferral account into which the Bank will make annual contributions provided the Company’s Return on Average Tangible Equity is at least 8% for that year. The contributions will be $219,000 per year for Mr. Holt and $83,280 per year for Mr. Metz until the earliest of separation, normal retirement age or death. The deferral account earns interest at a rate equal to the Company’s Return on Average Tangible Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Assuming the Company’s

Return on Average Equity equals or exceeds 8% each year, the annual normal retirement benefit is anticipated to be approximately $225,000 for Mr. Holt and $200,000 for Mr. Metz.
Prior to the earliest to occur of: (i) a separation from service, (ii) disability, (iii) death and (iv) the executive attaining age 65, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of 4%. In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than 0% nor more than 15%. The total benefit payable in the event of normal retirement, early termination (inclusive of separation from service prior to normal retirement age following a change in control) or disability is equal to the deferral account balance as of such date, with interest accruing as described above. The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,544,031 in the case of Mr. Holt and $2,260,909 in the case of Mr. Metz.
Benefits under the agreement will be forfeited if the executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if the executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank, as defined in the agreements, or if the executive solicits the Bank’s customers or employees.
The following table sets forth information with respect to the pension benefits of each NEO who is a party to a salary continuation agreement or deferred compensation agreement with the Company:
2022 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas R. Quinn, Jr.	Salary Continuation Agreement	13	3,451,648	—
	Deferred Compensation Agreement		1,720,000	—
Adam L. Metz	Deferred Compensation Agreement	6	20,000	—
Robert G. Coradi	Salary Continuation Agreement	10	578,231	—
Christopher D. Holt	Deferred Compensation Agreement	3	589,189	—
In this table:
•The number of years of credited service equals the number of years of employment service.
•The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in the audited consolidated financial statements for the year ended December 31, 2022.
•No amounts were actually paid or provided to the NEOs during 2022.

Potential Payments Upon Termination or Change in Control
Executive Employment Agreements
The Company is party to an executive employment agreement with Mr. Quinn for a five-year term and with Messrs. Kalani, Metz, Coradi and Holt for a three-year term. The employment agreements provide for an annual extension of its term for an additional year, unless the executive is given at least sixty days' notice of non-renewal. The agreements provide that if the executive is still employed upon attaining age 65, such executive will provide notice of retirement in which event the executive will receive salary continuation for a period of six months plus payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years. Such mandatory retirement may be delayed in one-year increments upon Board approval.
In the event that the executive’s employment is terminated by the Company or the Bank during the term of the agreement without cause, or by executive for “good reason” as defined in the agreement, then the executive will be paid severance equal to his or her base salary plus the average cash bonus amount received during the past three years for a period equal to the greater of the remaining term of the agreement or six months. The executive would also be entitled to continue to participate in employee benefit plans for six months or receive a cash contribution in lieu thereof.
Termination by the executive for good reason shall include if: (1) there has occurred a material breach of the employer’s material obligations under the agreement; (2) the employer, without executive’s prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, incentive compensation, benefits or other terms or conditions of executive’s employment, or executive’s reporting structure, in a manner that is adverse to the executive; or (3) the employer requires executive to relocate his or her principal business location 75 miles or more from the employer’s then current headquarters.
During the period of employment and for the greater of six months following such termination of employment or the period of severance payments, but not to exceed 24 months, each executive agrees not to compete with or solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential benefits for Messrs. Quinn, Kalani, Metz, Coradi and Holt, under their employment agreements, in the event of a termination of their employment unrelated to a change in control transaction, if such termination had occurred on December 31, 2022.

Name	Cash Payment Upon Involuntary Termination (without cause) ($)(1)	Cash Payment Upon Voluntary Termination for “Good Reason”($)(1)	General Health and Welfare Benefits ($)(2)	Total ($)
Thomas R. Quinn, Jr.	3,423,870	3,423,870	7,864	3,431,734
Neelesh Kalani	916,584	916,584	2,160	918,744
Adam L. Metz	774,453	774,453	9,726	784,179
Robert G. Coradi	807,052	807,052	9,726	816,778
Christopher D. Holt	991,288	991,288	2,414	993,702

(1)
Assumes payment of continued salary under existing employment agreement for the remaining term of the agreement in effect as of December 31, 2022. In the event of death, in lieu of this amount, the executive’s estate would receive a payment equal to six months of the then annual base salary.

(2)	Estimated benefits contribution expense for six months post-termination and 150% of the premium cost to maintain the NEO's group life insurance benefit for three years.
Change in Control Benefits
The Company and the Bank have entered into change in control agreements, concurrent with the employment agreements, with Messrs. Quinn, Kalani, Coradi, Metz and Holt. The change in control agreements provide that the Company and the Bank are to pay to the executive the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that the executive’s employment is terminated by the Company or Bank or any successor, without cause, within two years after the occurrence of a change in control or if such termination is initiated by the executive for any reason, in the case of Messrs. Quinn, Coradi, Metz and Holt, or for good reason, in the case of Mr. Kalani, in each case within six months following a change in control.
Under the change in control agreement, a “change in control” shall be deemed to occur if: (1) any person or group of persons acting in concert, shall have acquired ownership of more than 50% of the total fair market value or total voting power of the stock of the Company; (2) the composition of the Board of Directors of the Company shall have changed such that, during any period of 12 consecutive months during the term of the change in control agreement, the majority of such Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company, who were in office before the appointment or election; (3) any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30% or more of the total voting power of the stock of the Company; or (4) any person or group of persons unrelated to the Company acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of a portion of the Company’s assets that has a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.
The change in control agreements provide that, upon a termination pursuant to a change in control, the Company and the Bank are obligated to pay to the executives cash compensation in an amount equal to 2.99 times the sum of (1) annual base salary, plus (2) the highest annual cash bonus and other annual incentive cash compensation awarded over the past three years before the calendar year in which the termination of employment occurred. Payment of this cash compensation is to be made in a single lump sum within fifteen days after the termination of employment.
The change in control agreements further provide that upon a change in control, if the plans governing the vesting and exercise rights of stock options, shares of restricted stock and other equity-based compensation units are silent on the subject of change of control, all such options, shares and units shall immediately become vested and exercisable as to all or part of the shares and rights covered thereby.
The change in control agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For each executive, the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.
For all NEOs other than Mr. Quinn, the change in control agreements further provide that in the event any benefit or payment from the Company to the executive shall be deemed to be an “excess parachute payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code, then the aggregate present value of amounts or benefits payable to executives shall be reduced to the greater of (1) the highest aggregate present value of the amount due under the agreement that can be made without causing any payments or benefits to be an excess parachute payment or (2) the largest portion of the amount due under the agreement that after taking into account all applicable state and federal taxes, including any taxes payable pursuant to Section 4999 of the Internal Revenue Code, results in a greater after-tax benefit to the executive than the after-tax benefit to the executive calculated under (1) above.
In order to ensure consistency among the various compensatory agreements to which he is a party, Mr. Quinn’s Change in Control Agreement provides that, in the event that any benefit distributable under the agreement would be deemed to be an excess parachute payment, he shall be entitled to the payment of an additional amount equal to: his excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus his marginal income tax rate)). This provision mirrors those contained in his Salary Continuation Agreement and Deferred Compensation Agreement, described above, and is necessary to ensure that Mr. Quinn, who has served as President and Chief Executive Officer since 2009 and has guided the Company through its most transformative years, receives the full benefit of those compensatory arrangements should there be a termination of his employment following a change in control of the Company.
If the executive’s employment is terminated following a change in control, for the greater of (i) six months following termination of employment or (ii) the one-year anniversary of the change in control, each executive agrees not to compete with, or solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of, the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential change in control benefits for each of the NEOs. For the purposes of this table, we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for any reason), and that both events had occurred on December 31, 2022.

Name	Cash Benefit Under Change in Control Arrangement ($)	Cash Benefit Under Deferred Compensation Agreement($)(1)	General Health and Welfare Benefits ($)(2)	Total Benefits ($)
Thomas R. Quinn, Jr.	4,735,080	541,431	53,275	5,329,786
Neelesh Kalani	1,640,147	—	17,674	1,657,821
Adam L. Metz	1,582,003	20,000	57,101	1,659,104
Robert G. Coradi	1,458,831	350,620	58,953	1,868,404
Christopher D. Holt	1,694,876	589,189	31,475	2,315,540

(1)
Present value as of December 31, 2022 of benefit accelerated as a part of a change-in-control. Benefit payable over a 15-year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under accounting principles generally accepted in the United States of America.

Other Considerations
Risk Management
The Company believes its compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation, including both cash and equity awards, is wholly subject to the discretion of the Compensation Committee and the independent directors. With respect to those employees whose compensation may involve a variable component, such as lenders and investment counselors who are paid, in part, based upon production, the Company believes the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices. Related to feedback from shareholder engagement, certain changes to compensation were made to better assure executive compensation is aligned with shareholders’ interests.

Tax and Accounting Considerations
The Company considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.
Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.
Upon a change in control of the Company, some portion of the severance payments paid to our executives may exceed the deductible limitations under Section 280G of the Internal Revenue Code. The Compensation Committee believes that this flexibility in structuring compensation to our executives is in the best interest of our shareholders.
Under the Company's executive incentive compensation program, there are in place forfeiture and/or claw-back provisions for the repayment of incentive compensation in the event of excessive risk impacting financial performance and restatement or adjustment of the performance measures in the future after incentive awards have been made. The Company did not utilize provisions for repayment of incentive compensation for 2022 due to restatement or adjustment of the performance measures. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its NEOs (unless they also serve on the Board of Directors), but generally such officers hold personal investments in the Company’s stock. Equity granted under the Company’s incentive compensation plan and any additional personal investments in Company stock are subject to the Company’s anti-hedging and anti-pledging provisions covered in the Company’s Insider Trading Policy.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company provides the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
Pay Versus Performance Table

Year	Summary Compensation on Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Total Shareholder Return ($)(3)	Net Income ($)(4)
2022	2,526,698	2,451,820	743,683	714,211	107.39	22,037,000
2021	1,967,057	2,225,978	631,930	722,902	113.34	32,881,000

(1) During 2021 and 2022, Mr. Quinn was the Company’s PEO and our remaining NEOs consisted of Messrs. Kalani, Coradi, Metz and Holt.
(2) The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K as applied to smaller reporting companies and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with the following adjustments:

Year	Summary Compensation Table Total for PEO ($)	Summary Compensation Table Value of Equity Awards ($)	Equity Award Adjustments($)(a)	Compensation Actually Paid to PEO ($)
2022	2,526,698	(365,121)	290,243	2,451,820
2021	1,967,057	(159,604)	418,525	2,225,978

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Summary Compensation Table Value of Equity Awards for Non-PEO NEOs ($)	Equity Award Adjustments($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	743,683	(147,965)	118,493	714,211
2021	631,930	(94,720)	185,692	722,902

(a) The following table sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at compensation “actually paid” to our PEO and non-PEO NEOs during each of the years in question. Equity values are calculated in accordance with FASB ASC Topic 718.

Year	Year End Fair Value of Equity Awards in the Year for PEO ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years for PEO ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for PEO ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for PEO ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for PEO ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation for PEO ($)	Total Equity Award Adjustments for PEO ($)
2022	338,113	(42,250)	—	(5,620)	—	—	290,243
2021	219,542	176,348	—	22,635	—	—	418,525

Year	Average Year End Fair Value of Equity Awards for Non-PEO NEOs ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years for Non-PEO NEOs ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year Non-PEO NEOs ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year Non-PEO NEOs ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year Non-PEO NEOs ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation Non-PEO NEOs ($)	Total Equity Award Adjustments ($)
2022	137,020	(15,328)	—	(3,199)	—	—	118,493
2021	123,606	54,655	—	7,431	—	—	185,692
(3) Represents the total shareholder return of an investment of $100 in Company Common Stock on December 31, 2020 through December 31, 2022, assuming the reinvestment of dividends on the date of payment without commissions (“Total Shareholder Return”).
(4) Excluding the impact of the legal settlement and the restructuring charge, Net Income was $34.8 million for the year ended December 31, 2022.

The graphs below display the relationship between compensation actually paid to the PEO and the average actual compensation paid to the non-PEO NEOs and the Company's total shareholder return and net income (on a GAAP and adjusted basis).

2022 PAY RATIO DISCLOSURE

	2022
Median annual compensation of all employees, excluding CEO	$68,420
Annual compensation of CEO	$2,526,698
Ratio of CEO total pay to median pay of all employees	36.9	x
Methodology for Determining Median Employee Compensation
The Company, through use of payroll and other internal records, accumulated all compensation paid to all employees consistent with compensation calculated using Item 402(c)(2)(x) of SEC Regulation S-K (the "Total" column in the 2022 Summary Compensation Table). Compensation was annualized for permanent full- and part-time employees who were not employed for the entire fiscal year. The date chosen for identifying the median annual employee compensation was December 31, 2022.

PROPOSAL 2 - ADVISORY VOTE REGARDING THE COMPENSATION PAID TO
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the "Say-On-Pay" vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2017 Annual Meeting of Shareholders to hold this vote on executive compensation annually. While the vote is non-binding, the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our Named Executive Officers.
The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.
The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote regarding the compensation paid to our NEOs:
•Fair, Reasonable and Appropriate Levels of Compensation. A study conducted by the Compensation Committee found that overall cash compensation levels for our Named Executive Officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market. Furthermore, the Company provides limited benefits and perquisites to its executives.
•Pay and Performance Alignment. The Compensation Committee believes that increases in salaries, incentive bonus payouts, restricted stock awards and restricted stock unit awards, when made, are consistent with our performance in relation to our operating plan and the performance of our peers.
•Risk Mitigation. We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk-appropriate environment for compensating our executives.
•Long-Term Incentive Strategy. The strategy of granting equity awards is to balance a mix of restricted stock and/or restricted stock units, both of which will have multi-year vesting criteria. This reflects the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.
Additional details on our executive compensation programs and practices and the rationale for decisions made are set forth in the Compensation Discussion & Analysis section of this proxy statement, as well as the Summary Compensation Table and supporting tabular and narrative disclosures.
The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting is necessary for the approval of this proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3 - SAY-ON-PAY FREQUENCY PROPOSAL
A Non-Binding Advisory Vote to Approve the Frequency of the Advisory Vote on the Executive Compensation Paid to Our Named Executive Officers.
The Dodd-Frank Act requires us to include, at least once every six years, a non-binding advisory vote regarding how often the non-binding advisory vote on executive compensation, commonly referred to as the Say-On-Pay vote, is to be presented to shareholders. This vote on the frequency of Say-On-Pay is commonly referred to as the “Say-On-Frequency” vote. Our shareholders may choose from four options: (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial), or (4) abstain from voting on this proposal.
The Board of Directors believes an ANNUAL Say-On-Pay vote is most appropriate for the Company because it:
•Provides the highest level of accountability to shareholders.
•Fosters more frequent communication with shareholders.
•Reflects our desire to hold ourselves to the highest standard of corporate governance.
•Allows our Board of Directors to obtain shareholder feedback on our executive compensation programs.
•Allows us to be more responsive to shareholder concerns regarding our executive compensation programs.
The option of holding the Say-On-Pay vote annually, every two years, or every three years, that receives the highest number of votes cast will be the frequency for holding the Say-On-Pay vote on executive compensation that will have been approved by the shareholders. Because this vote is an advisory and non-binding on the Board of Directors, the Board of Directors, in its discretion, may determine that it is in the best interests of the Company to hold the Say-On-Pay vote on executive compensation more or less frequently than the option approved by the shareholders.
The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting is necessary for the approval of this proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends that you vote in favor of an ANNUAL Say-On-Pay vote on the executive compensation paid to our Named Executive Officers.

PROPOSAL 4 – RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023
Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted in the investor relations section of our website at www.orrstown.com.
The Board of Directors has voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
The Audit Committee and the Board of Directors have adopted a policy that, if a majority of the votes cast at the Annual Meeting is against ratification, the Audit Committee will reconsider its selection of Crowe LLP. The Audit Committee, however, will be under no obligation to select a new independent registered public accounting firm. If the Audit Committee does select a new independent registered public accounting firm for 2023, the Company will not seek shareholder ratification of the Audit Committee’s new selection.
The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting is necessary for the approval of this proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Crowe LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Relationship with Independent Registered Public Accounting Firm
Representatives of Crowe LLP, the Company’s independent registered public accounting firm for 2022, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate shareholder questions.
Audit Fees and Non-Audit Fees
Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Crowe LLP for the fiscal years ended December 31, 2022 and 2021 are set forth below:

	2022	2021
Audit fees	$439,488	$354,995
Audit-Related fees	—	—
Tax fees	32,236	49,503
All other fees	—	—
TOTAL	$471,724	$404,498
Audit fees were for professional services rendered and related out-of-pocket expenses for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, CECL-related services, consents, and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K. For 2022, audit fees include non-recurring fees related to CECL implementation and consents for Form S-3 and Form S-8 filings totaling $63,260.
Tax fees for 2022 and 2021 were in connection with the preparation and amendments to the Company’s tax returns, and responding to certain taxing authority inquiries and tax consulting.
There were no other fees billed by the Company’s independent registered public accounting firm for 2022 and 2021.
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the de minimus exception set forth in applicable SEC rules and regulations. In 2022 and 2021, all audit and non-audit services provided by Crowe LLP were pre-approved by the Audit Committee.

Involvement in Certain Legal Proceedings
On September 27, 2016, the Company entered into a settlement agreement with the SEC resolving an investigation by the SEC of accounting and related matters at the Company for the periods ended June 30, 2010 to December 31, 2011. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, the Company agreed to pay a civil money penalty of $1 million. In the settlement agreement with the SEC, the Company also agreed to cease and desist from committing or causing any violations and any future violations of Securities Act Sections 17(a)(2) and 17(a)(3) and Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B), and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company, agreed to pay a civil money penalty to the SEC in the amount of $100,000, and to cease and desist from committing and/or causing the violations charged, as well as any future violations of these provisions.

ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, is being mailed with this proxy statement to all shareholders of the Company. In addition, a copy of the Annual Report on Form 10-K may be obtained without charge by written request to Neelesh Kalani, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, PA 17111. The Annual Report on Form 10-K also is available at www.orrstown.com in the investor relations section.

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ORRSTOWN FINANCIAL SERVICES, INC.

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 1, 2023.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

VOTE AT THE MEETING
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MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your 12 digit control number from this proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, AND "FOR" 1 YEAR IN PROPOSAL 3.

1. Elect four (4) directors to Class A for three (3) year terms expiring in 2026.

	FOR	WITHHOLD AUTHORITY
(1) Cindy J. Joiner, CPA	☐	☐
(2) Eric A. Segal	☐	☐
(3) Glenn W. Snoke	☐	☐
(4) Joel R. Zullinger	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date__________, 2023

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 2, 2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ORRSTOWN FINANCIAL SERVICES, INC.

The undersigned hereby appoints Thomas R. Quinn, Jr. and Robert G. Coradi, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote all shares of Orrstown Financial Services, Inc. (the "Company") Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held Virtually on Tuesday, May 2, 2023, at 9:00 A.M, via live webcast at **https://www.cstproxy.com/orrstown/2023**, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, AND "FOR" 1 YEAR IN PROPOSAL 3.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" THE OTHER PROPOSALS STATED, INCLUDING "FOR" ANNUAL SAY-ON-PAY VOTE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DIRECTION PROVIDED BY THE COMPANY'S BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)